UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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ENCORE CAPITAL GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENCORE CAPITAL GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2011

To Our Stockholders:

We cordially invite you to attend the 2011 annual meeting of stockholders of Encore Capital Group, Inc. Our annual meeting will be held at Le Parker Meridien New York, 118 West 57th Street, New York, New York 10019, on June 9, 2011, at 8:45 a.m. Eastern time. The annual meeting is being held for the following purposes:

1.	To elect eight directors, each for a term of one year;

2.	To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011;

3.	To approve, in a non-binding vote, the compensation of the Company’s named executive officers;

4.	To recommend, in a non-binding vote, whether a resolution that a non-binding stockholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years; and

5.	To transact such other business that may properly come before the meeting.

As resolved by our Board of Directors, stockholders of record at the close of business on April 15, 2011 are entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof.

We have enclosed a copy of our 2010 Annual Report on Form 10-K, which includes our audited consolidated financial statements.

Your vote is important. Whether or not you plan to attend the meeting in person, please submit your vote as soon as possible using one of the voting methods described in the attached materials. Submitting your voting instructions by any of these methods will not affect your right to attend the meeting and vote in person should you so choose.

By Order of the Board of Directors,

J. Brandon Black

President and Chief Executive Officer

April 28, 2011

San Diego, California

i

ENCORE CAPITAL GROUP, INC.

8875 AERO DRIVE, SUITE 200

SAN DIEGO, CALIFORNIA 92123

(877) 445-4581

PROXY STATEMENT

This proxy statement relates to the 2011 annual meeting of stockholders of Encore Capital Group, Inc. (“Encore” or the “Company”), to be held at Le Parker Meridien New York, 118 West 57th Street, New York, New York 10019, on June 9, 2011, at 8:45 a.m. Eastern time, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our Board of Directors (our “Board”), and is first being mailed to stockholders entitled to vote at the meeting on or about April 28, 2011.

QUESTIONS ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including (i) the election of eight directors, (ii) the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm, (iii) the approval, in a non-binding vote, of the compensation of the Company’s named executive officers, and (iv) the recommendation, in a non-binding vote, as to whether a resolution that a non-binding stockholder vote to approve the compensation of the Company’s named executive officers should occur every one, two or three years. Our management will report on Encore’s progress and respond to questions from stockholders. In addition, representatives of BDO USA, LLP will be given an opportunity to make a statement and to respond to questions regarding the audit of our consolidated financial statements.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, April 15, 2011, are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting.

At the close of business on the record date, April 15, 2011, there were 24,178,419 outstanding shares of our common stock, each of which is entitled to cast one vote.

Who can attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Others may attend the meeting at our discretion. If you have any questions or wish to obtain directions to attend the annual meeting and to vote in person, please call Encore’s Investor Relations representative at (877) 445-4581.

What constitutes a quorum?

The presence at the meeting, in person or represented by proxy, of a majority of the outstanding shares entitled to vote on the record date will constitute a quorum, which will permit us to hold the annual meeting and conduct business. Proxies received but marked as abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. Abstentions include shares present in person but not voting and shares represented by proxy but with respect to which the holder has abstained from voting. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

How do I vote by proxy before the meeting?

Before the meeting, you may vote your shares in one of the following three ways if your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company:

•	By internet at www.voteproxy.com;

•	By telephone (from the United States and Canada only) at 1-800-PROXIES (1-800-776-9437); or

•	By mail by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided.

Please refer to the proxy card for further instructions on voting via the internet and by telephone.

Please follow the directions on your proxy card carefully. If your shares are held in a brokerage account in the name of a bank, broker or other nominee (this is called “street name”), then you are the beneficial owner of the shares and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. You have the right to direct your bank or broker on how to vote the shares in your account, and your ability to vote by telephone or via the internet depends on the voting procedures used by your broker. You may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the internet or telephone.

May I vote my shares in person at the meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by internet or telephone. Whether or not you plan to attend the meeting, however, we encourage you to vote your shares by proxy before the meeting. Please note that if your shares are held in “street name” and you wish to vote at the meeting, you will not be permitted to do so unless you first obtain a legal proxy issued in your name from the broker, bank or nominee that holds your shares.

What if I submit a proxy and then change my mind?

You may revoke your proxy at any time before it is exercised:

•	By filing with the Secretary of Encore a notice of revocation;

•	By sending in another duly executed proxy bearing a later date; or

•	By attending the meeting and casting your vote in person.

What are the Board’s recommendations for how I should vote my shares?

If you sign and return your proxy card with voting instructions, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you sign and return a proxy card but do not fill out the voting instructions on the proxy, the persons named on the proxy card will vote in accordance with the recommendations of our Board. The Board recommends that you vote your shares as follows:

Proposal 1 – FOR the election of the nominated slate of directors for a term of one year.

Proposal 2 – FOR the ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Proposal 3 – FOR, in a non-binding vote, the compensation of the Company’s named executive officers.

Proposal 4 – FOR, in a non-binding vote, the recommendation that a resolution that a non-binding stockholder vote to approve the compensation of the Company’s named executive officers should occur every three years.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. The eight nominees who receive the most votes will be elected to our Board. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, and will have no effect on the proposal to elect the directors other than that it will be counted for purposes of determining whether there is a quorum present at the annual meeting. Abstentions will have the same effect.

Non-Binding Vote to Approve the Compensation of the Company’s Named Executive Officers. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on this non-binding vote.

Non-Binding Vote to Recommend the Frequency of A Non-Binding Stockholder Vote to Approve the Compensation of the Company’s Named Executive Officers. You may vote in favor of holding future non-binding votes on the compensation of the Company’s named executive officers every year, every two years or every three years, or you may choose to abstain. Abstentions and broker non-votes with respect to this proposal will not be counted as a vote cast and, therefore, will have no effect on this non-binding vote.

Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Because abstentions represent shares entitled to vote on any matter presented for stockholder approval, the effect of an abstention will be the same as a vote against a proposal.

Effect of Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Can I exercise rights of appraisal or other dissenters’ rights?

No. Under Delaware law, holders of our voting stock are not entitled to demand appraisal of their shares or exercise similar rights of dissenters as a result of the approval of any of the proposals to be presented at the annual meeting.

Who pays for the cost of this proxy solicitation?

We will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. In addition to the solicitation of proxies by mail, our officers, directors and regular employees may solicit proxies in person, by telephone or by facsimile, none of whom will receive additional compensation for those services.

How many annual reports and proxy statements are delivered to the same address?

If you and one or more of our other stockholders share the same address, it is possible that only one annual report and proxy statement was delivered to your address. This is known as “householding.” Any registered stockholder who wishes to receive separate copies of an annual report or proxy statement at the same address now or in the future may: (i) call Encore at (877) 445-4581, or (ii) mail a request to receive separate copies to: Encore Capital Group, Inc., 8875 Aero Drive, Suite 200, San Diego, CA 92123, Attention: Corporate Secretary, and we will promptly deliver the annual report and/or proxy statement to you. Stockholders who own our common stock through a broker and who wish to receive separate copies of an annual report and proxy statement should contact their brokers directly. Stockholders currently receiving multiple copies of an annual report and proxy statement at a shared address and who wish to receive only a single copy in the future may direct their request to the same phone number or address listed above.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

General

Our Board currently consists of nine members, each with a term expiring at the 2011 annual meeting. Mr. Timothy J. Hanford notified the Company that he will not be standing for re-election. The Nominating Committee of the Board has recommended, and the Board has nominated, the remaining eight incumbent directors for election at the 2011 annual meeting.

In the event that any nominee named below is unable or declines to serve as a director, the Board may reduce the size of the Board or may designate an alternate nominee to fill the vacancy. If a substitute nominee is named, the proxy holders will vote the proxies held by them for the election of such person, unless contrary instructions are given. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director continues until the next annual meeting of stockholders or until his or her successor has been elected and qualified.

Required Vote

If a quorum is present and voting, the eight nominees receiving the highest number of votes will be elected to the Board.

The Board of Directors recommends a vote FOR election of each of the director nominees.

Director Nominees

Set forth below is certain biographical information about each of our nominees to the Board.

Name	Age	Position(s)
J. Brandon Black	43	Director, President and Chief Executive Officer
George Lund	46	Director, Executive Chairman
Richard A. Mandell	68	Director
Willem Mesdag	57	Director
John J. Oros	64	Director
J. Christopher Teets	38	Director
H Ronald Weissman	66	Director
Warren Wilcox	53	Director

J. BRANDON BLACK. Mr. Black has served as a director since May 2005. Mr. Black joined Encore in May 2000, and has served as our President and Chief Executive Officer since October 2005. Mr. Black also served as our President and Chief Operating Officer from October 2004 to October 2005, and as Executive Vice President and Chief Operating Officer from May 2000 to October 2004. From March 1998 until we acquired the Company in 2000, Mr. Black was the Senior Vice President of Operations for West Capital Financial Services Corp. Prior to joining West Capital, Mr. Black worked for First Data Resources during the period of September 1997 through April 1998 and for Capital One Financial Corporation from June 1989 until August 1997. Mr. Black holds a bachelor’s degree from the College of William and Mary and an MBA from the University of Richmond. Mr. Black’s qualifications to serve on the Board include over 20 years of experience in the credit and collections industry, including many years in senior leadership roles at Encore.

GEORGE LUND. Mr. Lund has served as our Executive Chairman and an officer since July 2009, as the Chairman of our Board since August 2008 and as a director since September 2007. Mr. Lund is the Chairman and

CEO of Torch Hill Investment Partners, a private equity firm focusing on defense, intelligence, and civil and corporate security. Prior to Torch Hill, he was the Chairman and Chief Executive Officer of BANKFIRST, a national issuer of consumer credit, serving in that capacity from 1986-2004. Mr. Lund holds a business administration degree from Southern Methodist University. Mr. Lund’s qualifications to serve on the Board include his extensive experience in executive leadership and strategic planning, strong regulatory and government affairs knowledge and deep connections in the financial services industry.

RICHARD A. MANDELL. Mr. Mandell served as the Chairman of our Board from October 2004 until May 2007 and has served as a director since June 2001. He has served on the board of directors of Hampshire Group, Ltd. since April 2008, served as President and Chief Executive Officer from April 2009 to July 2009, and was appointed Chairman of the Hampshire Group, Ltd. board of directors in February 2010. He also served as a director of Deerfield Capital Corp. from June 2010 until April 2011, Trian Acquisition I Corp. from January 2008 until January 2010, Smith & Wollensky Restaurant Group, Inc. from 2003 until January 2008, and Sbarro, Inc. from March 1986 until January 2007, and has been a private investor and financial consultant. Mr. Mandell was a Vice President-Private Investments of Clariden Asset Management (NY) Inc., a subsidiary of Clariden Bank, a private Swiss bank, from January 1996 until February 1998. From 1982 until June 1995, Mr. Mandell served as a Managing Director of Prudential Securities Incorporated, an investment banking firm. Mr. Mandell holds a BSE degree from the Wharton School of the University of Pennsylvania and is a Certified Public Accountant. Mr. Mandell’s qualifications to serve on the Board include his extensive investment banking experience and his service as a director of three other public companies, including service on other audit committees. In addition, his ten-year tenure as a director provides valuable continuity to Encore’s Board.

WILLEM MESDAG. Mr. Mesdag has served as a director since May 2007. He has served as the Managing Partner of Red Mountain Capital Partners LLC, an investment advisor, since January 2005, and is President of Red Mountain Capital Management, Inc., its Managing Member. Prior to founding Red Mountain, he was an investment banker at Goldman, Sachs & Co. and a securities lawyer at Ballard, Spahr, Andrews & Ingersoll. He joined Goldman, Sachs & Co. in 1981 and was made a General Partner in 1990. Mr. Mesdag holds a bachelor’s degree from Northwestern University and a JD degree from the Cornell Law School. He also serves as a director of 3i Group plc, Cost Plus, Inc. and Nature’s Sunshine Products, Inc., all of which are public companies, two of which have significant international operations and one of which has investments in India. Mr. Mesdag’s qualifications to serve on the Board include his career as an investment banker and securities lawyer, which give him extensive experience providing strategic and financial advisory services to complex organizations in the consumer credit and financial services industry.

JOHN J. OROS. Mr. Oros has served as a director since May 2007. Mr. Oros has served as a Managing Director of J.C. Flowers & Co. LLC, an investment advisor, since February 2006 and as Chairman and CEO of Financial Guarantee Advisors since August 2010. Mr. Oros also served as the Executive Chairman of Enstar Group Limited from January 2007 to August 2010 and as a director from November 2001 to August 2010. Mr. Oros has served as a Director of OneWest Bank since March 2009, and is a director of Flowers National Bank. Mr. Oros has been a director of SRV Bank since October 2010. Mr. Oros has served in various positions for The Enstar Group, Inc. and its successor entity Enstar USA, Inc., including President from January 2007 to August 2010, President and Chief Operating Officer from June 2001 to January 2007, Executive Vice President from March 2000 to June 2001, and director from 2000 to January 2007. Before joining The Enstar Group, Inc., Mr. Oros was an investment banker at Goldman, Sachs & Co. in the Financial Institutions Group. Mr. Oros joined Goldman, Sachs & Co. in 1980 and was made a General Partner in 1986. Mr. Oros holds a bachelor’s degree in business administration from the University of Wisconsin. Mr. Oros’s qualifications to serve on the Board include years of experience and a wealth of contacts within the financial services industry, extensive expertise in capital markets and experience serving as a public company director and executive officer.

J. CHRISTOPHER TEETS. Mr. Teets has served as a director since May 2007. Mr. Teets has served as a Partner of Red Mountain Capital Partners LLC, an investment advisor, since February 2005. Mr. Teets also serves as a director of Air Transport Services Group, Inc., Affirmative Insurance Holdings, Inc. and Marlin

Business Services Corp., all of which are public companies. Prior to joining Red Mountain Capital Partners LLC, Mr. Teets was an investment banker at Goldman Sachs & Co. Mr. Teets’ qualifications to serve on the Board include his broad experience in capital markets, providing strategic and financial advisory services, and serving as a public company director.

H RONALD WEISSMAN. Mr. Weissman has served as a director since July 2009. Mr. Weissman has served as Chairman of the board of directors of the Federal Home Loan Bank’s Office of Finance since August 2009 and as Chairman of its Audit Committee since September 2009. From May 2002 through June 2009, he served as a Senior Partner with Ernst & Young LLP, where he was a member of the Financial Services Office and also served as the leader for the Office of the Chairman Accounts for the Americas International Financial Reporting Standards (IFRS) Network. Prior to joining Ernst & Young LLP in 2002, Mr. Weissman spent 32 years at Arthur Andersen LLP where he served as an Andersen Worldwide SC partner from 1981 to 2002. He holds an MBA from the Columbia Graduate School of Business and a bachelor’s degree from Union College. Mr. Weissman is a Certified Public Accountant and holds a Professional Director Certification from the American College of Corporate Directors, a national public company director education and credentialing organization. Mr. Weissman’s qualifications to serve on the Board include his deep expertise in the complex accounting principles applicable to financial services companies.

WARREN WILCOX. Mr. Wilcox has served as a director since September 2007. Mr. Wilcox is currently Head of Advisory Services and Executive Vice President of Visa Inc., having served in that capacity since March 2008. Prior to Visa, Mr. Wilcox served as Vice Chairman, Marketing and Planning at WaMu Card Services, a division of Washington Mutual, Inc. He was previously Vice Chairman of Providian Financial Corporation (which WaMu acquired in 2005). Prior to joining Providian in 2002, Mr. Wilcox served as the Executive Vice President, Planning and Development at Fleet Credit Card Services from 1998 to 2001. Before Fleet, Mr. Wilcox spent 13 years at Household Credit Services, where he held a variety of senior management positions. Mr. Wilcox holds a Bachelor of Science degree from Illinois State University and a Master of Science degree in Management from Purdue University. Mr. Wilcox’s qualifications to serve on the Board include his over two decades of executive experience in the consumer credit industry. He has served as a consumer marketing expert for a series of large financial institutions and has expertise in financial risk management and modeling.

Board Meetings

The Board met seven times during 2010 and otherwise acted by unanimous written consent. Each director nominee who served on the Board in 2010 attended at least 75% of the total number of meetings held by the Board and all committees on which such director served during the period he was a director in 2010.

Standing Committees

The Board has standing Audit, Nominating and Compensation Committees. During 2010, the members of these Committees were as follows:

Name	Audit	Nominating	Compensation
Timothy J. Hanford			X
George Lund
Richard A. Mandell	X	X
Willem Mesdag		X
John J. Oros		X
J. Christopher Teets	X		X
H Ronald Weissman	X
Warren Wilcox	X

Our Board has adopted written charters for the Audit, Nominating and Compensation Committees, and each of those written charters is available on our website at www.encorecapital.com. Click on “Investors,” then “Corporate Governance” and then the respective committee charters. The Compensation and Nominating Committees assess the adequacy of their charters from time to time, and the Audit Committee assesses the adequacy of its charter annually. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this document.

Audit Committee. We have a standing Audit Committee that is responsible for assisting the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Encore. The Audit Committee met eight times during 2010.

In performing its duties, the Audit Committee:

•	appoints and reviews the performance of our independent registered public accounting firm;

•	approves audit and non-audit fees;

•	reviews and evaluates our financial statements, accounting principles and system of internal controls regarding finance, accounting, legal compliance and ethical behavior;

•	oversees management’s identification, evaluation, and mitigation of major risks to Encore;

•	reviews and approves related person transactions; and

•	considers other appropriate matters regarding our financial affairs.

Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers, administering all of our equity-based plans and periodically reviewing compensation and equity-based plans, with authority to adopt such plans. The Compensation Committee met eight times during 2010 and otherwise acted by unanimous written consent.

Among other things, the Compensation Committee has the authority and responsibility under its charter to:

•	periodically review and approve our policies on executive compensation, benefits and perquisites, including incentive cash compensation plans, or other forms of executive incentives;

•	annually review and, as required, vote in executive session to set the compensation, benefits, and perquisites of the Chief Executive Officer (“CEO”), who serves as our principal executive officer;

•

annually review and, as required, vote in executive session to set the compensation, benefits, and perquisites of all executive officers to satisfy the Compensation Committee that there is equity in the compensation practices and general integrity in conforming to approved plans and policies;

•	set the compensation and benefits for non-employee directors; and

•

consider, approve and administer our incentive compensation plans and equity-based plans in which directors, the CEO, other executive officers and other employees and key consultants may be participants, including, but not limited to: (a) approving option grants and restricted stock unit (“RSU”) or other awards, (b) interpreting the plans, (c) determining rules and regulations relating to the plans, (d) modifying or canceling existing grants or awards, and (e) imposing limitations, restrictions and conditions upon any grant or award as the Compensation Committee deems necessary or advisable.

The Compensation Committee sets performance goals and objectives for the executive officers, evaluates their performance with respect to those goals, sets their compensation based upon the evaluation of their performance and approves all employment and severance related agreements with such executives. In evaluating executive officer compensation, the Compensation Committee may retain the services of compensation consultants and considers recommendations from the CEO and Executive Chairman with respect to goals and compensation of the other executive officers. The Compensation Committee also periodically reviews compensation for non-employee directors. All decisions with respect to executive and director compensation are approved by the Compensation Committee.

However, when reviewing and setting the compensation, benefits, and perquisites of the CEO, neither the CEO nor any employee of Encore other than the Executive Chairman is present. In addition, when the Compensation Committee reviews and sets the compensation, benefits, and perquisites of all other executives, the CEO and the Executive Chairman may be present during deliberations at the Compensation Committee’s discretion, but the CEO may not be present for voting on officer compensation, benefits or perquisites. The Executive Chairman is not present at any meeting at which his compensation is set by the Compensation Committee. Although the CEO generally makes recommendations to the Compensation Committee with respect to executive compensation decisions, including base salaries, cash incentive bonuses and equity-based awards, the Compensation Committee has in the past determined compensation, benefits or perquisites that were different from those recommended by the CEO.

The Compensation Committee approves all grants of equity-based awards. Equity award grants to executives are determined based on a periodic review by the Compensation Committee regarding appropriate incentives, with recommendations typically originating from management, consistent with the criteria established in the long-term incentive program adopted by the Compensation Committee.

Outside Consultants. The Compensation Committee has the specific authority to hire outside advisors and consultants in its discretion at our expense. In early 2010, the Compensation Committee engaged Compensia to advise on compliance with Internal Revenue Code Section 162(m) (“Section 162(m)”) and deductibility for federal income tax purposes of compensation paid to certain of our executive officers. Additionally, in 2010, the Compensation Committee engaged the law firm of Vedder Price to advise the Company regarding the restricted stock award granted to Mr. Lund on June 15, 2010 and described below. The amount and terms of the award were determined solely by the Compensation Committee with Vedder Price providing input with respect to timing, Section 162(m) implications and Securities and Exchange Commission (the “SEC”) reporting requirements associated with the award.

Nominating Committee. The function of the Nominating Committee is to consider and recommend qualified candidates for election as directors of Encore. The Nominating Committee met once in 2010 and otherwise acted by unanimous written consent.

Prior to each annual meeting of stockholders, the Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Nominating Committee or the Board decides not to nominate a member for re-election, the Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria described below. Current members of the Nominating Committee and Board and management are polled for suggestions as to individuals meeting the applicable criteria. Research may also be performed to identify qualified individuals.

We do not have a formal diversity policy, but the Nominating Committee does consider a broad range of factors in evaluating prospective director nominees, including the following:

•	the appropriate size of the Board;

•

a candidate’s knowledge, skills and experience, including experience in business, finance, strategic vision, accounting or administration, in light of prevailing business conditions, the needs of Encore and the knowledge, skills and experience already possessed by other members of the Board;

•	whether a candidate is “independent,” as defined by Nasdaq Marketplace Rules and other applicable standards and whether circumstances exist that may create the appearance of a conflict of interest;

•	a candidate’s familiarity with accounting rules and practices applicable to our business;

•	a candidate’s character, integrity and reputation for working constructively with others;

•	whether a candidate has sufficient time available to devote to the duties of a director of Encore;

•

the desire to assemble a Board that is strong in its collective knowledge and has a diversity of skills, viewpoints and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge and corporate governance;

•	the importance of maintaining productive working relationships among the Board members and between the Board and management for the benefit of all stockholders; and

•	recognition of both the considerable benefit of continuity and the fresh perspective provided by the periodic introduction of new members.

The Nominating Committee assesses the effectiveness of its efforts when it evaluates the Board’s composition as a part of the annual nomination process.

The Nominating Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 3.14 of our Bylaws. We consider each candidate equally based on the factors listed above, regardless of whether the candidate is recommended by a stockholder for election to our Board or is recommended by a member of the Board or a third party search firm. The procedures for stockholder nominated director candidates provide that a notice relating to the nomination in connection with an annual meeting must be timely given in writing to: Encore Capital Group, Inc., Attention: Corporate Secretary, 8875 Aero Drive, Suite 200, San Diego, CA 92123. To be timely, the notice must be delivered within the time period described in the “Stockholder Proposals and Nominations” section of this proxy statement. Such notice must be accompanied by the nominee’s written consent to serve if elected, and must contain information relating to the business experience and background of the nominee, and provide information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder and otherwise comply with the requirements outlined in our Bylaws.

Corporate Governance

Director Independence. The Board has determined that Messrs. Hanford, Mandell, Mesdag, Oros, Teets, Weissman and Wilcox, who constitute a majority of the Board, are “independent directors” within the meaning of Nasdaq listing standards. During its independence review, the Board considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. With respect to Messrs. Hanford and Oros, the Board considered the fact that Messrs. Hanford and Oros serve as designees of J.C. Flowers & Co. LLC, an affiliate of JCF FPK I LP, an approximately 16.4 percent stockholder of the Company. Similarly, with respect to Messrs. Mesdag and Teets, the Board considered the fact that Messrs. Mesdag and Teets serve as designees of Red Mountain Capital Partners LLC, an approximately 9.9 percent stockholder of the Company. The Board concluded that a relationship with a stockholder of the Company in and of itself does not impair a director’s independent judgment in connection with his duties and responsibilities as a director of the Company. The Board has determined that each member of the Board’s Audit, Compensation and Nominating Committees is independent (or similarly designated) based on the Board’s application of the standards of Nasdaq, the SEC, or the Internal Revenue Service (the “IRS”), as appropriate for such committee membership.

Audit Committee Financial Expert. The Board has determined that at least one member of the Audit Committee, Mr. Weissman, is an “audit committee financial expert” as defined in SEC regulations and also possesses the financial sophistication and requisite experience as required under Nasdaq listing standards.

Board Leadership Structure. The Board evaluates its leadership structure on an ongoing basis according to what the Board considers to be best for Encore at any given point in time. Currently, we separate the roles of Chairman and CEO, both of whom serve on the Board and are subject to oversight and review by the independent directors. The Board believes that having a separate Chairman and CEO provides an effective leadership model for the Company at this time and provides the benefit of the distinct abilities and experience of both the Executive Chairman and CEO.

Our Executive Chairman, George Lund, works closely with our management team, including J. Brandon Black, our President and CEO, to develop our corporate strategy and execute on key corporate initiatives. Mr. Black is responsible for setting the strategic direction for Encore and the day to day leadership and performance of Encore. Having the CEO serve on our Board ensures that the Board contains the individual most familiar with Encore’s business and industry and promotes open communication between management and our directors. Messrs. Lund and Black provide advice and recommendations to the full Board for the Board’s consideration.

The Board has considered the benefits of having the Executive Chairman function as a bridge between management and the Board, ensuring that both groups act with a common purpose. The Board also considered Mr. Lund’s knowledge regarding our operations and the industry and markets in which we compete and his ability to promote communication, to synchronize activities between the Board and our senior management, and to provide consistent leadership to both the Board and the Company in coordinating the strategic objectives of both groups. The Board also believes that many elements of the Board’s governance structure ensure a strong, independent Board even though the Board does not have an independent chairman. The Board has determined that each of the other directors is independent, and these directors regularly meet in executive sessions. Thus, we believe that the existing Board leadership structure encourages communication between management, the Executive Chairman and the independent directors and provides an appropriate allocation of roles and responsibilities at this time. The Board’s role in the risk oversight process has no effect on its leadership structure.

Code of Ethics. The Board has adopted a code of ethics entitled the “Standards of Business Conduct” applicable to our directors and all employees and officers, including our principal executive officer and our principal financial officer. A copy of the Standards of Business Conduct is available on our website at www.encorecapital.com. Click on “Investors,” then “Corporate Governance” and then “Standards of Business Conduct.” We may post amendments to or waivers of the provisions of the Standards of Business Conduct, if any, made with respect to any of our directors and executive officers on that website, unless otherwise required by Nasdaq listing standards to disclose any waiver in a Current Report on Form 8-K. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this document.

Risk Oversight. Our Board is actively involved in oversight and review of the Company’s risk management efforts either directly or through its standing committees. Assessing and managing risk and communicating risks to the Board is the responsibility of Encore’s management. In 2010, Encore’s management implemented an Enterprise Risk Management (“ERM”) program, led by certain officers of the Company, including Mr. Grinberg, our Chief Financial Officer (“CFO”), with oversight from the Board. The ERM program was established to identify and evaluate key business risks within the financial, operational, regulatory and strategic arenas and to develop risk monitoring processes and response strategies to transfer, avoid, reduce or accept individual risks as appropriate. Additionally, the ERM program assists management in determining appropriate risk tolerance levels which balance risk mitigation with opportunities to create stockholder value. ERM program leaders make regular reports to the Board regarding the ERM program’s risk identification, management and mitigation strategy recommendations.

While the Board has retained the responsibility for general oversight of risks and of our ERM program, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight. Specifically, the Audit Committee primarily oversees those risks that may directly or indirectly impact our financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements, while the Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from employee compensation policies and practices. Each standing committee provides reports to the full Board at regular meetings concerning the activities of the committee and actions taken by the committee since the last regular meeting. Additionally, each Board committee is composed of all independent directors and all directors are actively involved in the risk oversight function.

Communications with Directors. We have not adopted a formal process for stockholder communications with the Board; however, stockholders can contact the Board or an individual director by writing to: Board of Directors, Encore Capital Group, Inc., 8875 Aero Drive, Suite 200, San Diego, CA 92123, Attention: Corporate Secretary. Absent unusual circumstances or as contemplated by committee charters, communications received in writing are distributed to members of the Board as appropriate depending on the facts and circumstances outlined in the communication received. Given our size, the Board does not deem it necessary to adopt formally a written policy regarding stockholder communications.

Executive Sessions of Independent Directors. Independent Board members meet without management present at least twice a year following regularly scheduled Board meetings.

Policy Regarding Directors’ Attendance at Annual Meetings. We encourage directors to attend our annual meeting, but we do not have a policy that requires the attendance of all directors at our annual meeting. Each of our current directors attended the 2010 annual meeting.

EXECUTIVE OFFICERS

Set forth below is certain biographical information about each of our current executive officers. Executive officers are appointed annually by the Board and serve at the discretion of the Board.

Name	Age	Position(s)
George Lund	46	Executive Chairman
J. Brandon Black	43	President, Chief Executive Officer and Director
Paul Grinberg	50	Executive Vice President, Chief Financial Officer and Treasurer

GEORGE LUND and J. BRANDON BLACK. For biographical information on Messrs. Lund and Black, see disclosure in the Directors section above.

PAUL GRINBERG. Mr. Grinberg has served as our Executive Vice President, Chief Financial Officer and Treasurer since May 2005, and he served as Secretary from June 2008 until January 2010. From September 2004 until May 2005, he served as our Senior Vice President of Finance. From May 2003 until joining Encore, Mr. Grinberg was the founder and President of Brio Consulting Group, a company that helped venture and private equity backed companies with financial strategy, M&A, and related services. From May 2000 until April 2003, Mr. Grinberg served as Chief Financial Officer of Stellcom, Inc., a systems integration firm focused on providing mobile and wireless engineering solutions to Fortune 1000 companies. From February 1997 until April 2000, Mr. Grinberg served as Executive Vice President and Chief Financial Officer of TeleSpectrum Worldwide, Inc., a publicly traded company that provided outsourced call center solutions to Fortune 500 companies. From September 1983 until January 1997, Mr. Grinberg was employed at Deloitte & Touche LLP, where he served in several capacities, the most recent of which was as a partner in the firm’s Merger and Acquisition Services Group. Mr. Grinberg also serves as a director, Chairman of the audit committee, Chairman of the compensation committee and member of the nominating committee of Bank of Internet USA, an FDIC insured branchless bank. Mr. Grinberg received his bachelor’s degree in accounting from Yeshiva University in 1983 and his MBA from Columbia University in 1989, and he is a Certified Public Accountant.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The purpose of this compensation discussion and analysis (“CD&A”) is to provide information about each material element of compensation earned by our Named Executive Officers during our 2010 fiscal year. The following discussion and analysis should be read in conjunction with the “2010 Summary Compensation Table” and related tables and narrative that are presented in this proxy statement.

For our 2010 fiscal year, our Named Executive Officers were:

•	George Lund, our Executive Chairman;

•	J. Brandon Black, our President and CEO; and

•	Paul Grinberg, our Executive Vice President, CFO and Treasurer.

This CD&A addresses and provides the context behind the numerical and related information contained in the “2010 Summary Compensation Table” and related tables and includes the award of equity compensation and bonuses related to 2010 performance that occurred after the end of our 2010 fiscal year.

Fiscal 2010 Key Developments

Our compensation policy in 2010 was to maintain our existing compensation programs. Highlighted below are some of the key actions and decisions with respect to our executive compensation programs for fiscal 2010 as approved by the Compensation Committee:

No material changes in key compensation features during 2010. There were no material changes to compensation practices for our Executive Chairman, CEO and CFO in 2010.

Performance-based compensation awards and payouts. Our executive compensation is linked to the achievement of performance targets or specific strategic objectives:

•

As with past years, through the key contributor plan (the “Key Contributor Plan”) the Named Executive Officers were eligible to earn cash incentive compensation based upon achievement of specific EBITDA targets for fiscal 2010 recommended and approved by the Committee that are designed to challenge the Named Executive Officers to high performance.

•

In February and June 2010, the Compensation Committee approved the grant of 30,000 fully vested RSUs and 70,000 restricted shares based on the achievement of certain strategic objectives that were mutually agreed upon with the Board and Mr. Lund.

•

As a result of the Company’s performance in 2010, in February 2011, the Compensation Committee approved payouts of performance-based restricted stock units (“PSUs”) to certain Named Executive Officers pursuant to grants approved by the Compensation Committee in previous years. Specifically, pursuant to the achievement of earnings per share targets in 2010, the Compensation Committee approved the vesting of PSUs to Mr. Grinberg. In addition, pursuant to the achievement of EBITDA targets in 2010, the Compensation Committee approved the vesting of PSUs to Messrs. Black and Grinberg.

Overview

Our Compensation Philosophy and Purpose. The Compensation Committee is chartered with establishing and reviewing the performance and compensation of our Named Executive Officers and other executive officers. Incentive compensation arrangements are the cornerstone of the Compensation Committee’s executive compensation policies. Our compensation philosophy is to establish and maintain base salaries, bonus plans and equity-based compensation plans that will attract and retain qualified executive officers and key employees necessary for our continued successful operation and growth and ensure that management is rewarded appropriately for its contributions to our growth and profitability in alignment with our objectives and stockholder interests.

Ultimately, our compensation philosophy is generally focused on the following:

•

Pay for Performance and Experience. Base salaries are commensurate with the executive’s or key employee’s experience and expertise coupled with an assessment of: (i) the executive’s contribution to Encore, (ii) the responsibilities and experience of the executive, (iii) the terms of any applicable employment agreements, and (iv) the recommendations of senior management. Incentive compensation is likewise tied to performance and experience.

•

Market Comparison. The Compensation Committee, with the assistance of outside consultants and/or management, periodically reviews market compensation data and other relevant information regarding total direct compensation structures, giving appropriate weight to the data from our market competitors. Our compensation programs must be competitive in order to retain our senior executives.

•

Alignment with Stockholder Interests. In general, the payment of our incentive compensation is dependent upon the achievement of targeted corporate operating measures as more specifically described below. We believe that basing a component of employee compensation on corporate results and performance aligns employee interests with stockholder interests. In addition, a portion of our executive compensation consists of stock incentives, including option and/or RSU awards, so that executives’ interests are further aligned with the interests of our stockholders.

•

Retention. We believe that our compensation program should be designed to attract and retain highly talented individuals critical to our success by providing competitive total compensation with significant retention features. Our option and RSU awards are designed to retain our executives and other key employees, while also accomplishing our other compensation goals and objectives.

•

Severance. To provide sufficient assurances to our executives, the Compensation Committee approved severance protection arrangements for each of our current executives, which provide for certain payments if the executive’s employment is terminated without cause or if the executive resigns for good reason.

Role of the Compensation Committee. During fiscal 2010, the Compensation Committee consisted of two members, Timothy J. Hanford and J. Christopher Teets (Chairman). The Compensation Committee’s primary activity occurs following the close of the fiscal year, when the Committee: (i) approves grants of RSUs and stock options; (ii) determines whether performance targets have been satisfied for performance-based RSUs granted during previous fiscal years; (iii) approves total compensation levels for Named Executive Officers for the fiscal year just concluded, including any salary increases and cash bonuses, and (iv) approves the Named Executive Officer cash bonus plan (the Key Contributor Plan) for the current fiscal year.

Outside Consultants. The Compensation Committee has the specific authority to hire outside advisors and consultants in its discretion at the expense of the Company. In 2010, the Compensation Committee engaged Compensia, Inc. to review its compensation policies and to make recommendations with respect to structuring a greater percentage of Named Executive Officer compensation to qualify as performance based under Section 162(m). The Compensation Committee considered the recommendations of Compensia, Inc. but did not make any specific changes in 2010 based upon Compensia’s advice. Additionally, in 2010, the Compensation

Committee engaged the law firm of Vedder Price to advise regarding the restricted stock award granted to Mr. Lund on June 15, 2010 as described below. The amount and terms of the award were determined solely by the Compensation Committee with Vedder Price providing input with respect to timing, Section 162(m) implications and Securities and Exchange Commission (the “SEC”) reporting requirements associated with the award.

Benchmarking. The Compensation Committee annually takes into consideration evolving market practices, to ensure that it remains informed of current practices when making compensation decisions. In 2010, the Compensation Committee did not commission a benchmark study with respect to executive compensation levels. However, the Compensation Committee reviewed benchmarking data obtained in prior years and current compensation data obtained from proxy statements for the following peer companies: Asset Acceptance Capital Corp., Asta Funding, Inc., NCO Group, Inc. and Portfolio Recovery Associates, Inc. These companies were selected because they are all publicly-traded companies (with the exception of NCO Group, Inc., which continues to make filings with the Securities and Exchange Commission) that purchase and manage consumer receivable portfolios. Although the Compensation Committee considers the compensation practices of our peer companies, it does not use peer group data to base, justify or provide a framework for compensation decisions. The Compensation Committee also does not target any element of compensation or total compensation to a specific range within the peer group. Rather, it uses peer group data to obtain a general understanding of current compensation practices and to aim to provide total compensation packages that are competitive with prevailing practices in our industry.

Role of Executives in the Compensation Setting Process. The Compensation Committee generally solicits management’s assistance in determining executive compensation as it deems appropriate. For 2010, the Compensation Committee determined salary levels, bonus and equity awards for our CEO and CFO in collaboration with our Executive Chairman. The Executive Chairman’s salary is determined solely by our Compensation Committee. The Compensation Committee looks to the Human Resources and Legal Departments for advice regarding the design and implementation of compensation plans, programs and practices. Representatives from those departments as well as the Executive Chairman often attend portions of Compensation Committee meetings to make presentations regarding, and to discuss management’s viewpoint of, various compensation issues. The Compensation Committee generally agrees with management’s recommendations.

Elements of our Compensation Program

Our compensation plans are designed to provide a competitive total compensation package consistent with our performance in the marketplace. The compensation program for each of our Named Executive Officers includes:

•	base salary;

•	annual cash incentive bonus;

•	stock-based compensation incentives;

•	severance protection and/or change of control arrangements; and

•	participation in other benefit plans and programs.

While executives have more of their total compensation at risk than other employees, the principles that serve as the basis for Named Executive Officer compensation practices apply to the compensation plans for all employees who are eligible for incentive compensation; namely, corporate and individual performance drive incentive compensation.

Processes and Procedures for Considering and Determining Executive and Director Compensation

Base Salary. The first component of our Named Executive Officer compensation package is base salary. Our philosophy is to pay base salaries that are commensurate with the Named Executive Officer’s experience and expertise, taking into account competitive market data for Named Executive Officers with similar backgrounds, experience and expertise. The factors considered by the Compensation Committee in making its evaluation and determination regarding the appropriateness of base salary include:

•	an assessment of each Named Executive Officer’s contribution to Encore;

•	the responsibilities and experience of each Named Executive Officer;

•	competitive market data, individual performance, and other relevant information regarding base salary structures;

•	the terms of any applicable employment agreements;

•	the detriment to us should the Named Executive Officer leave Encore’s employ; and

•	recommendations of senior management.

The Compensation Committee generally reviews each Named Executive Officer’s base salary and benefits on an annual basis and from time to time as it deems appropriate.

With respect to its periodic review of salaries for our Named Executive Officers and other executives in 2010, the Compensation Committee considered data provided by our management which included an assessment of corporate performance, as well as individual performance of each Named Executive Officer. The base salaries set for 2010 were believed to be consistent with our compensation philosophy, which attempts to establish a strategic balance between “pay at risk” and market competitiveness.

Messrs. Black’s and Grinberg’s base salaries were increased by the Compensation Committee on February 25, 2010 to annual rates of $426,688 and $300,000, respectively, effective March 1, 2010. These approximately 3% base salary increases were determined to be consistent with increases in the applicable cost of living and did not constitute merit increases. Effective March 1, 2011, the Compensation Committee determined to increase annual salaries for Messrs. Black and Grinberg by approximately 1 1/2% from 2010 levels to $433,088 and $304,435, respectively. These base salary increases reflected cost of living increases and did not constitute merit increases.

There was no change to Mr. Lund’s annual salary in 2010 or 2011 which remained at $500,000 as determined by the Compensation Committee in July 2009 upon his appointment as Executive Chairman. The Compensation Committee believes that Mr. Lund’s salary remains competitive and commensurate to his role and responsibilities at the Company.

We disclose the salary earned in 2010 by our Named Executive Officers in the “Salary” column of the “2010 Summary Compensation Table.”

Annual Cash Incentive Bonus. The second component of our Named Executive Officer compensation package is an annual cash incentive bonus pursuant to our Key Contributor Plan. Pursuant to the terms of the Key Contributor Plan, each Named Executive Officer’s target bonus is a stated percentage of his annual base salary; however, Named Executive Officers would not receive a bonus if threshold performance goals are not met. However, the Compensation Committee has the authority not to award a bonus or to award a bonus that is greater or less than the specified payout under the Key Contributor Plan. Actual bonuses paid to the Named Executive Officers under our Key Contributor Plan are based upon (i) achievement of our corporate performance against pre-established, targeted operating measures, and (ii) the Compensation Committee’s discretion to increase or decrease the payout above or below the earned payout. The Compensation Committee believes that variable bonus opportunities provide higher rewards for higher performers and drive the successful achievement of short-term critical business objectives. Mr. Lund’s compensation package excludes participation in our Key Contributor Plan otherwise available to the Company’s other Named Executive Officers.

Based on the Company’s annual strategic operational and financial objectives for fiscal year 2010, a Board-approved, Company EBITDA target of $90.4 million, representing a 17% increase over 2009, was established as the appropriate operating measure by the Compensation Committee for determining bonus awards to our Named Executive Officers under the Key Contributor Plan. Payouts at target would be equal to 100% of base salary for each of Messrs. Black and Grinberg. EBITDA is measured according to generally accepted accounting principals and may be adjusted for unusual items at the Compensation Committee’s discretion. Actual EBITDA for 2010 was $100.6 million representing an increase of 45% over 2009 EBITDA and a bonus payout at 111% of target. No adjustments were made to the Company’s 2010 EBITDA results. After considering the Company’s strong performance in 2010 and noting both the year over year EBITDA growth and strong stock appreciation, the Compensation Committee used its discretion to increase the payout under the Key Contributor Plan by 23% above the earned payout which would result in a bonus payout to each of Messrs Black and Grinberg at 180% of base salary. Information on the 2010 bonuses awarded to Messrs. Black and Grinberg can be found in the Summary Compensation Table.

Stock-Based Compensation Incentives. The third component of our Named Executive Officer compensation package is stock-based compensation incentives, which have traditionally taken the form of non-qualified stock options and RSUs. The Compensation Committee considers annual grants of options and RSUs to our Named Executive Officers and key employees to more closely align the interests of our executive officers and key employees with the long-term interests of the Company and our stockholders and to assist in promoting executive retention.

Long-Term Incentive Program. Our Compensation Committee implemented a long-term incentive program under the 2005 Plan with the intent of making annual grants of RSUs and/or non-qualified stock options to executive officers and other eligible employees. Our standard form of equity award agreement for our executive officers and directors provides for vesting acceleration upon a change of control, death or disability. We believe this is consistent with the practices of many other companies for their senior executives and allows them to provide continued dedication and efforts in such event without undue concern for their financial security.

We did not consider issuing RSUs prior to 2005. Historically, option grants were given favorable accounting and tax treatment and, given that option grants are extremely common in the markets in which we operate, we had no compelling reason to look to other forms of equity compensation until the implementation of Statement of Financial Accounting Standards No. 123R (“FAS 123R”) (now FASB ASC Topic 718) changed the accounting treatment for stock options effective in 2007. Since the implementation of FAS 123R, many public companies have begun issuing RSUs. We believe that one advantage to using RSUs is that we can issue fewer shares to achieve the same value when compared to stock option grants, which will be less dilutive to our stockholders. At the same time, grants of RSUs confer potential benefits on the recipient upon vesting regardless of the performance of our stock price.

The aggregate value of annual stock awards granted to our executives and other employees is a discretionary amount determined by the Compensation Committee taking into account the dilutive effect to shareholders, market data, historic award data and availability of shares under the 2005 Plan. The available pool of shares that are granted to eligible employees each year is targeted at an annual aggregate dilution range of 1.5% to 2.25% of the Company’s shares outstanding. The pool is apportioned at the discretion of the Compensation Committee among our Named Executive Officers, executive officers and other employees taking into account individual performance, the individual’s ability to drive Company results, leadership potential and retention. Stock awards are generally granted as a mix of stock options and time based RSUs at a 2:1 ratio. Stock options typically have an exercise price equal to the fair market value on the date of grant and stock options and RSUs generally vest over a three year period.

Stock-Based Compensation Incentives for 2010. The Company strives to make stock-based compensation grants for a particular year during the February after the fiscal year end based on an assessment of the Named Executive Officer’s performance for that fiscal year. Accordingly, in recognition of their services and our performance in 2009, on February 25, 2010, the Compensation Committee made grants of RSUs and non-qualified stock options to purchase shares of our common stock to our Named Executive Officers and other employees. The Compensation Committee approved an annual aggregate pool for 2010 that represented 1.8% of the shares outstanding. These grants included grants to Messrs. Black and Grinberg in February 2010 of 25,000 and 19,000 RSUs, respectively, as well as grants of non-qualified stock options to purchase 50,000 and 36,000 shares, respectively, at the closing market price on the date of grant. The size of these equity grants was based upon recommendations from the Executive Chairman (with respect to the award to Mr. Black) and the CEO (with respect to the award to Mr. Grinberg). Management’s recommendations were based on an assessment of the performance of the Named Executive Officer during the fiscal year, an assessment of Company performance during the fiscal year and were generally made within historical stock-based compensation grant practices. The Compensation Committee generally takes management’s recommendations under advisement and makes its own independent determination based upon an assessment of the same factors.

In recognition of performance in 2010, in March 2011, the Compensation Committee approved an annual aggregate pool for 2011 that represented 1.8% of the shares outstanding. The Compensation Committee made grants of RSUs and non-qualified stock options to purchase shares of our common stock to each of Messrs. Black and Grinberg in the amounts of 23,500 RSUs and 54,000 non-qualified, stock options to purchase shares of the Company’s common stock. The RSUs and non-qualified stock options granted to Messrs. Black and Grinberg were subject to vesting in annual increments over a three-year period. In determining the size of these equity grants, the Compensation Committee took under advisement management’s recommendations which were based upon an assessment of the respective Named Executive Officer’s contribution to the Company’s financial and operating results during 2010 and were made within historical stock-based compensation grant practices and the Compensation Committee’s own assessment of these factors.

On February 8, 2010, the Compensation Committee granted 30,000 fully vested RSUs to Mr. Lund and on June 15, 2010, granted an additional 70,000 restricted shares of common stock of the Company (the “Restricted Shares”), thereby satisfying its commitment to grant Mr. Lund an RSU award for 100,000 shares of the Company at such time as Mr. Lund assisted the Company in closing its revolving credit facility. For additional information on the vesting of these awards, please see the Summary Compensation Table.

Pursuant to the 2005 Plan, the Compensation Committee approved on November 1, 2005 certain earnings per share targets (the “EPS Targets”) for the grant of performance-based restricted stock units (“PSUs”) to Mr. Grinberg. The EPS Targets would be achieved if EPS increased by 50% from fiscal year 2005 to fiscal year 2010. Based on the achievement of the EPS Target of $1.85 for calendar year 2010 and pursuant to terms and conditions set forth in Mr. Grinberg’s restricted stock unit grant notice and restricted stock unit agreement, the EPS Targets were satisfied and 100% of Mr. Grinberg’s 13,500 PSUs vested on February 14, 2011. Mr. Grinberg is the only Named Executive Officer who was eligible for this award for fiscal year 2010. In establishing the number of PSUs that Mr. Grinberg was eligible to receive upon achievement of the EPS Targets, the Compensation Committee considered Mr. Grinberg’s contribution to the Company, the Company’s performance and the Committee’s own historical grant practices.

Pursuant to the 2005 Plan, the Compensation Committee also approved on August 23, 2007, certain EBITDA targets (the “EBITDA Targets”) for the grant of performance-based restricted stock units (“PSUs”) to Messrs. Black and Grinberg. The RSUs vest in increments of 50%, 25% and 25% for the calendar year in which a predetermined EBITDA target is achieved, provided that any RSUs for which the requisite earnings target has not been achieved by the end of calendar year 2012 will be forfeited. Based on the achievement of the EBITDA Target of $100,000 and pursuant to terms and conditions set forth in their respective restricted stock unit grant notices and restricted stock unit agreements, the EBITDA Targets were satisfied and 50% of Messrs. Black and Grinberg’s PSUs vested. This resulted in an award on February 14, 2011 to Mr. Black of 21,225 vested PSUs and to Mr. Grinberg of 5,000 PSUs. In establishing the number of PSUs that the Named Executive Officers were eligible to receive upon achievement of the EBITDA Targets, the Compensation Committee considered the individual’s contribution to the Company, the Company’s performance and the Committee’s own historical grant practices

Severance Protection Agreements.

Both Messrs. Black and Grinberg are parties to executive severance protection agreements which are discussed below in the “Potential Payments Upon a Termination or Change of Control” section. The severance protection agreements are designed to compensate the executives for playing a significant role in managing our affairs, and are intended to provide an important “safety net” that allows these executives to focus on our business and pursue the course of action that is in the best interests of our stockholders by alleviating some concerns regarding their personal financial well-being in the event of a termination or change of control transaction. We believe that the provisions of our severance arrangements with Messrs. Black and Grinberg are consistent with the principal objectives of our compensation programs. We believe that the compensation elements that would be triggered upon termination are consistent with the market in which we operate and at appropriate levels when viewed in relation to the benefits the executives provide us and our stockholders and the overall value of Encore. The executives are subject to certain restrictions in exchange for receiving the financial and other benefits under their agreements, as described in more detail in the “Potential Payments Upon a Termination or Change of Control” section. We believe imposition of these restrictions serves our best interests and the best interests of our stockholders.

Other Benefits and Programs. Our Named Executive Officers are eligible to participate in benefit programs designed for all of our full-time employees during the period of their employment. These programs include a tax qualified 401(k) savings plan, and medical, dental, disability and life insurance programs. In addition, our Named Executive Officers as well as other key employees were previously eligible to participate in our non-qualified deferred compensation plan; however, as of mid-year 2009, no new deferrals were allowed for 2009, 2010 or 2011. The plan permitted deferral of a portion of the participant’s compensation until a specified period of time, and the participants were able to invest the amounts deferred in “reference accounts” that mirror the performance of separate accounts offered by Principal Financial Group. The primary purpose of this plan was to provide an opportunity for additional tax-deferred retirement savings to our executives and key employees whose contributions to our 401(k) plan may be subject to limitation under applicable IRS regulations. More detail related to the operation of our non-qualified deferred compensation plan is provided in the “Non-Qualified Deferred Compensation” section. We also offer an executive health screening program whereby our executives may obtain a comprehensive physical examination, currently valued at approximately $2,700, once every three years.

We also maintain split-dollar life insurance on certain of our Named Executive Officers that is financed by participant contributions to our non-qualified deferred compensation plan. This insurance is maintained for Messrs. Black and Grinberg in the current approximate amounts listed in the table below. Pursuant to this program, the Compensation Committee authorized the Company to enter into split-dollar agreements with the participants whereby ten percent of the total benefit payable in the event of death would be payable to the beneficiaries of such participants.

Net Death Benefit
J. Brandon Black	$6,861,246
Paul Grinberg	$7,169,555

Perquisites. We do not provide material executive perquisites to our Named Executive Officers.

Tax Considerations

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code provides that public companies cannot deduct non-performance based compensation paid to the Company’s Named Executive Officers, excluding the CFO, in excess of $1 million per year. To the extent feasible, we take Section 162(m) requirements for deductibility into account when structuring executive compensation, and stock options granted to the applicable Named Executive Officers are intended to qualify for the performance-based exception. However, the Compensation Committee believes that the Company must be able to attract, retain and reward the executive leadership necessary to execute our business strategy. Therefore, the Compensation Committee may authorize compensation that may not be deductible if it believes this is in the best interests of the Company and our stockholders. For calendar year 2010, a portion of the compensation paid to our CEO exceeded the $1 million deductibility limit by approximately $1,104,784 (subject to certain assumptions including the then current price of the Company’s stock). This is due to the vesting of time-based RSUs granted in prior years, in addition to his salary and bonus for 2010.

Other Matters Relating to Executive Compensation

Speculative and Hedging Transactions. We have a comprehensive insider trading policy that, among other things, provides that our employees, officers, directors and key consultants shall not engage in speculative transactions such as short sales, or the purchase or sale of puts, calls or other derivatives of our securities. The purpose of this policy, among other things, is to assist our employees in avoiding potential conflicts of interest that could result in unwanted perceptions and negative impact on our stock price. The policy also discourages the purchase of Company securities on margin and contains additional restrictions applicable to insiders, including our executive officers and directors. Insiders are permitted to engage in forward sales, collars or other hedging transactions only with the prior approval of the Board, or its Chairman after consultation with a majority of the Board.

Option Grants. While we do not have a formal policy, our options and other grants are priced at market value on the date of grant (generally the date of Board or Compensation Committee approval). In March 2010, the Compensation Committee adopted an annual timeline for the award of equity grants to employees of the Company and our subsidiaries. Subject to approval by the Compensation Committee, annual equity awards will typically be made to officers and key employees no later than by early March of each year to coincide with an open trading window.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Until June 9, 2011, the members of our Compensation Committee are Timothy J. Hanford and J. Christopher Teets. Prior to February 24, 2010, Mr. Warren Wilcox also served on the Compensation Committee. None of our Compensation Committee members had an interlocking relationship, as defined in the SEC rules, with our executive officers or with directors of another entity during the last fiscal year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and its discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

J. Christopher Teets, Chairman

Timothy J. Hanford

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES

Following a risk assessment of the Company’s compensation policies and practices, the Company does not believe there are any risks from the Company’s compensation policies and practices for its employees that are reasonably likely to have a material adverse effect on the Company.

Our Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from our employee compensation policies and practices. The Compensation Committee reviewed our compensation policies and practices in 2010 and concluded that they are reasonable, align the interests of our employees with our stockholders and do not contain features that may encourage excessive risk. Additionally, we believe that our performance-focused executive compensation policies highlighted below and described in detail in our Compensation Discussion and Analysis, discourage inappropriate or excessive risk taking by our executive officers:

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Payment of incentive compensation to executive officers is dependent upon the combination of achievement of targeted corporate operating measures and individual performance. We believe our performance targets have been appropriately designed to mitigate risk and align the interests of our executive officers with stockholder interests.

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Our Executive Chairman, who collaborates with our Compensation Committee to determine appropriate bonus awards under our Key Contributor Plan for our CEO and CFO and oversees their performance, is not eligible to receive a bonus under the Key Contributor Plan providing for objective assessment of achievement of Key Contributor Plan targets.

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A portion of our executive compensation is comprised of stock options and RSUs which creates a long term performance focus for our executive officers and discourages excessive or inappropriate emphasis on short term results.

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The Company’s focus on ethics and strict adherence to its internal controls and procedures further mitigate inappropriate risk taking with respect to our compensation practices. We believe that we have the appropriate controls in place to effectively mitigate the risk that our executives would act inappropriately to manipulate incentive compensation payouts or receive payouts without regard to performance.

2010 SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation earned by, or paid to, each of our Named Executive Officers for services provided to us and our subsidiaries for the year ended December 31, 2010 and, to the extent any of these officers was a Named Executive Officer in the prior years, for 2009 and 2008. Our Named Executive Officers for 2010 were our Executive Chairman, our President and CEO, and our Executive Vice President, CFO and Treasurer.

Name and Principal Position	Year	Salary (2)		Bonus	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation		All Other Compensation (5)	Total
George Lund (1)	2010		$500,000	—	$1,766,300	—		—	$62,500		$2,328,800
Executive Chairman	2009		$405,769	—	—	$3,101,436		—	$30,481		$3,537,686

J. Brandon Black,	2010		$424,298	$770,000	$447,500	$497,410		—	—		$2,139,208
President and Chief	2009		$414,260	—	$101,150	$96,390		$621,390	—		$1,233,190
Executive Officer	2008		$408,633	—	—	—		$257,877	—		$666,510

Paul Grinberg,	2010		$298,308	$545,000	$340,100	$358,135		—	—		$1,541,543
Executive Vice President, Chief	2009 2008	$ $	291,200 285,200	— —	$101,150 —	$96,390 —	$ $	436,800 241,696	— —	$ $	925,540 526,896
Financial Officer
and Treasurer

(1)	Mr. Lund was appointed as Executive Chairman on July 10, 2009 and has served as Chairman of our Board since August 27, 2008.
(2)	For Mr. Lund, for 2009, includes $230,769 received as compensation for services performed in his capacity as Executive Chairman, and $175,000 received as compensation for his services as Chairman of the Board prior to his appointment as an executive officer.
(3)	Amounts in this column represent the grant date fair value of time-based and performance-based RSU awards granted during our 2010, 2009 and 2008 fiscal years, computed in accordance with authoritative accounting guidance. The amounts reported do not correspond to the actual value that may be recognized by the Named Executive Officers, which may be higher or lower based on a number of factors, including Encore’s performance, stock price fluctuations and applicable vesting. For information on the assumptions used in calculating the amounts reported, see Note 9 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2010, 2009 and 2008.
(4)	Amounts in this column represent the aggregate grant date fair value of stock options granted during our 2010, 2009 and 2008 fiscal years, computed in accordance with authoritative accounting guidance. The amounts reported do not correspond to the actual value that may be recognized by the Named Executive Officers, which may be higher or lower based on a number of factors, including Encore’s performance, stock price fluctuations and applicable vesting. For information on the assumptions used in calculating the amounts reported, see Note 9 to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2010, 2009 and 2008.
(5)	For 2010, includes a housing allowance to Mr. Lund in the amount of $60,000 and matching contributions to our 401(k) plan. Per Instruction 4 to Item 402(c)(2)(ix), perquisites and personal benefits that have a total value of less than $10,000 have been excluded.

2010 GRANTS OF PLAN-BASED AWARDS

The following table sets forth summary information regarding all grants of plan-based awards made to our Named Executive Officers during the fiscal year ended December 31, 2010:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Securities Underlying Options # (3)	Exercise or Base Price of Option Awards $/Share	Grant Date Fair Value of Stock and Option Awards $ (4)
George Lund	2/8/2010	30,000	(1)			$439,800
	6/15/2010	70,000	(2)			$1,326,500

J. Brandon Black	2/25/2010	25,000	(1)		—	$447,500
	2/25/2010			50,000	$17.90	$497,410

Paul Grinberg	2/25/2010	19,000	(1)		—	$340,100
	2/25/2010			36,000	$17.90	$358,135

(1)	Represents awards of RSUs under the 2005 Plan. The RSUs granted to Messrs. Black and Grinberg on February 25, 2010 vest in three equal annual installments, the first of which vested on March 9, 2011, and the others that will vest on March 9, 2012 and March 9, 2013. In addition, vesting of each award accelerates upon death, disability or a change of control. The February 8, 2010 RSU award granted to Mr. Lund was fully vested immediately upon grant.
(2)	Represents an award of restricted stock under our 2005 Plan. The restricted stock award vests as follows: 23,000 shares vested on February 20, 2011, 17,000 shares vest on February 20, 2012, 15,000 shares vest on February 20, 2013 and 15,000 shares vest on February 20, 2014. In addition, vesting may accelerate upon: (a) termination due to death or disability or by the Company without cause, (b) upon a change of control, or (c) at the discretion of the Compensation Committee.
(3)	Represents grants of stock options under the 2005 Plan. The options granted to Messrs. Black and Grinberg vest in three equal annual installments, the first of which vested on March 9, 2011, and the others that will vest on March 9, 2012 and March 9, 2013. Vesting of each award accelerates upon death, disability or a change of control.
(4)	Amounts in this column represent the grant date fair value of equity awards, computed in accordance with authoritative accounting guidance. For information on the assumptions used in calculating the amounts reported, see Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

2010 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning option awards and RSU awards that were outstanding and vested or unvested as of December 31, 2010 with respect to the Named Executive Officers. Vesting of each award accelerates upon death, disability or a change of control.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
George Lund	200,000	(2)	50,000	(2)	$12.12	8/27/2018
			470,000	(3)	$12.40	7/10/2019
								70,000	(4)	$1,641,500
J. Brandon Black	84,908	(5)	—		$0.51	9/11/2012	(6)
	66,667	(7)	—		$11.00	10/29/2013	(6)
	33,333	(7)	—		$12.01	10/29/2013	(6)
	300,000	(8)	—		$15.42	5/3/2015
	84,900	(9)	—		$10.92	8/23/2017
	23,334	(10)	46,666	(10)	$2.89	3/9/2019
			50,000	(11)	$17.90	2/25/2020
								23,333	(12)	$547,159
								25,000	(13)	$586,250
											42,450	(14)	$995,453
Paul Grinberg	33,000	(15)	—		$16.19	11/1/2015
	20,000	(9)	—		$10.92	8/23/2017
	11,022	(10)	46,666	(10)	$2.89	3/9/2019
			36,000	(11)	$17.90	2/25/2020
								50,000	(16)	$1,172,500
								23,333	(12)	$547,159
								19,000	(13)	$445,550
											13,500	(17)	$316,575
											10,000	(14)	$234,500

(1)	Market value for RSU awards was calculated using the closing price of $23.45 per share for our common stock on December 31, 2010.
(2)	The option vests as follows: 150,000 shares vested on August 27, 2009, 50,000 shares vested on August 27, 2010 and 50,000 shares vest on August 27, 2011. Vesting accelerates in full upon death, disability or a change of control.
(3)	The option vests in full on July 10, 2012. Vesting accelerates in full upon death, disability or a change of control.
(4)	The restricted stock award vests as follows: 23,000 shares vested on February 20, 2011, 17,000 shares vest on February 20, 2012, 15,000 shares vest on February 20, 2013 and 15,000 shares vest on February 20, 2014. In addition, vesting may accelerate upon: (a) termination due to death or disability or by the Company without cause, (b) upon a change of control, or (c) at the discretion of the Compensation Committee.
(5)	The shares became exercisable as to 69,445 shares on May 3, 2005, and as to 69,444 shares on each of May 3, 2006 and September 11, 2007, and are fully vested.

(6)	Each of these options was amended by the Compensation Committee in August 2007 to provide that in the event the optionee’s service to the Company is terminated, the portion of such option that is vested and for which the exercise price is less than the fair market value of Encore’s stock on the optionee’s last date of service will remain outstanding and can be exercised through the expiration date of the option.
(7)	These shares were granted to Mr. Black on October 29, 2003 and became exercisable in three equal annual installments on the anniversary of the date of grant, commencing on October 29, 2004 and are fully vested. The option was modified on April 28, 2006 to adjust the option exercise price with respect to 33,333 shares that had vested in 2005 from $11.00 to $12.01 per share, which was the fair market value on the date of grant, to bring the option into compliance with IRS Code Section 409A. The option price applicable to the remaining 66,667 shares of the option grant was not adjusted and remains at $11.00 per share.
(8)	These shares became exercisable in three equal annual installments on the anniversary of the date of grant, commencing on May 3, 2006, and are fully vested.
(9)	The shares became exercisable in three equal annual installments on the anniversary of the date of grant, commencing on August 27, 2008, and are fully vested.
(10)	The option vests in three equal annual installments on March 9, 2010, March 9, 2011 and March 9, 2012. Vesting accelerates in full upon death, disability or a change of control.
(11)	The option vests in three equal annual installments on each of March 9, 2011, March 9, 2012 and March 9, 2013. Vesting accelerates in full upon death, disability or a change of control.
(12)	Amounts reported represent awards of RSUs granted pursuant to the 2005 Plan on March 9, 2009. The RSU awards vest in three equal annual installments on each of March 9, 2010, March 9, 2011 and March 9, 2012. Vesting accelerates in full upon death, disability or a change of control.
(13)	Amounts reported represent awards of RSUs granted pursuant to the 2005 Plan on February 25, 2010. The RSU awards vest in three equal annual installments on each of March 9, 2011, March 9, 2012 and March 9, 2013. Vesting accelerates in full upon death, disability or a change of control.
(14)	Amounts reported represent awards of RSUs intended to qualify as performance-based compensation and granted pursuant to the 2005 Plan on August 23, 2007. The RSUs vest in increments of 50%, 25% and 25% on the date of announcement of earnings for the calendar year in which a predetermined EBITDA target is achieved, subject to continuous service requirements, and provided that any RSUs for which the requisite earnings target has not been achieved by the end of calendar year 2012 will be forfeited. Vesting accelerates in full upon death, disability or a change of control. Pursuant to certification by our Compensation Committee on February 8, 2011 as to partial achievement of these performance goals, fifty percent of the shares reported vested on February 14, 2011.
(15)	The shares became exercisable in three equal annual installments on the anniversary of the date of grant, commencing on November 1, 2006, and are fully vested.
(16)	Amount reported represents an award of RSUs granted pursuant to the 2005 Plan on December 21, 2007. Fifty percent of the RSUs vested on December 21, 2010, 25% vest on December 21, 2011 and 25% vest on December 21, 2012. Vesting accelerates in full upon death, disability or a change of control.
(17)	Amount reported represents an award of RSUs intended to qualify as performance-based compensation and granted pursuant to the 2005 Plan on November 1, 2005. If Encore achieved the stated earnings per share target for calendar year 2008, 2009, or 2010, all of the RSUs would vest on the date of announcement of earnings for such year. If Encore did not reach the earnings per share target by calendar year 2010, then 50% of the RSUs would vest on the date of announcement of earnings for such year, subject to continuous service requirements, and the remaining 50% would be forfeited. Pursuant to certification by our Compensation Committee on February 8, 2011 that the performance goals had been achieved in full during 2010, all of the shares reported vested on February 14, 2011.

2010 OPTION EXERCISES AND STOCK VESTED

The following table includes certain information with respect to options exercised and RSU awards that vested for each of the Named Executive Officers during the fiscal year ended December 31, 2010.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(4)
George Lund	—		—	30,000	$439,800
J. Brandon Black	93,425	(2)	$1,840,408	54,117	$1,058,274
Paul Grinberg	12,312	(3)	$215,460	66,667	$1,448,023	(5)

(1)	Represents the difference between the exercise price of the option and the market price of the shares, multiplied by the number of shares for which the option was exercised.
(2)	Reflects eight same-day-sale transactions by Mr. Black which were effected pursuant to a 10b5-1 plan entered into by Mr. Black on May 7, 2010.
(3)	Reflects two same-day-sale transactions by Mr. Grinberg effected pursuant to a 10b5-1 plan entered into by Mr. Grinberg on September 24, 2010.
(4)	Represents the number of shares acquired on vesting of RSUs multiplied by the market value of the underlying shares on the vesting date.
(5)	Includes: (a) one RSU award granted on December 21, 2007 which vested as to 50,000 shares, representing 50% of the award, on December 21, 2010, and (b) one RSU award granted on August 23, 2007 which vested as to 5,000 shares, representing 50% of the award, on August 23, 2010, with respect to which there are deferral elections in place. Under the terms of the deferral elections, deferred shares will not be released to Mr. Grinberg until the earlier of (i) his separation from service to the Company, or (ii) a Change in Ownership of the Company, with those terms having the meanings defined under IRS Code Section 409A.

2010 NON-QUALIFIED DEFERRED COMPENSATION

The table below includes certain information with respect to amounts deferred by the Named Executive Officers pursuant to our non-qualified deferred compensation plan as of the fiscal year ended December 31, 2010.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
George Lund (3)	—	—	—	—	—
J. Brandon Black	—	—	$9,430	—	$55,614
Paul Grinberg	—	—	—	—	—

(1)	Historically, Company contributions made on behalf of our Named Executive Officers under our non-qualified deferred compensation plan have been reported in the “Summary Compensation Table” under All Other Compensation and quantified in the footnotes to the table. No such contributions were made on behalf of our Named Executive Officers in fiscal years 2007 through 2010, and accordingly, no contributions were included in the applicable “Summary Compensation Table.”
(2)	The amounts shown are not reflected in the “2010 Summary Compensation Table.”
(3)	Mr. Lund was not eligible to participate in our non-qualified deferred compensation plan during 2010.

We previously offered our non-qualified deferred compensation plan to our Named Executive Officers as well as other key employees; however, as of mid-year 2009, no new deferrals were allowed for 2009 or 2010.

The non-qualified deferred compensation plan permitted deferrals of between 5% to 80% of a participant’s salary and 5% to 100% of a participant’s paid bonus. Amounts deferred were placed in a trust. For 2010, no employer contributions were made. However, we have, in the past, made contributions for certain executives, subject to vesting restrictions. Participants in the plan can direct the investment of their deferred compensation in “reference accounts” that mirror the performance of separate accounts offered by Principal Financial Group. The reference accounts available for investment, and the annualized rates of return realized in each during 2010, are listed below.

Name of Fund	Rate of Return in 2010 (%)	Name of Fund	Rate of Return in 2010 (%)
Invesco AIM V.I. International Growth	12.86	Principal Diversified International	13.68
Invesco AIM V.I. Small Cap Equity	28.54	Principal Bond & Mortgage Securities	11.65
American Century VP Value	13.04	Principal MidCap Blend	24.10
Fidelity VIP Contrafund	16.93	Principal Money Market	0
Fidelity VIP MidCap	28.57	Principal Real Estate Securities	25.70
Fidelity VIP High Income	13.67	Vanguard VIF Balanced	11.02
JP Morgan/Mellon SmallCap Value	26.06	Vanguard VIF Equity Index	14.91
JP Morgan Fleming Small Cap Core	27.13	Vanguard VIF MidCap Index	25.37
Janus Aspen Enterprise	25.52

Participants in our non-qualified deferred compensation plan can elect to withdraw funds in their accounts in one of the following manners:

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In-service distribution. Participants can elect for distributions to be made at least five years from the year of deferral. In-service distribution in this case can be made in one lump sum or in annual installments for up to 20 years. Participants can elect to re-defer amounts at least five more years if the election is made at least 12 months prior to distribution, but cannot accelerate the time period over which payments are made.

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College savings distribution. Participants can elect for annual distributions to be made over a six year period, to begin at least three years following the year of deferral. Participants can elect to re-defer amounts at least five more years if the election is made at least 12 months prior to distribution.

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Retirement distribution. Participants can elect for distributions to be made upon retirement either at age 55 if the participant has at least three years of service at Encore, or age 65 if less than three years of service. Payments can be made in one lump sum or in annual installments for up to 20 years. Participants can elect to re-defer amounts at least five more years or change their distribution option if the election is made at least 12 months prior to distribution, but cannot accelerate the time period over which payments are made.

If the participant’s employment is terminated prior to the distribution date, subject to compliance with Section 409A of the Code and applicable Treasury Regulations, the vested portion of the participant’s account balance is paid based on the participant’s prior election upon termination. If the participant dies prior to the distribution date and prior to retirement, all funds become immediately vested and are distributed either in one lump sum or in annual installments to named beneficiaries, in accordance with the participant’s election. If the participant dies following retirement while distribution payments are being made, payments continue to be made to named beneficiaries. In addition, participants can withdraw all vested funds or a portion of these funds prior to their elected distribution date in the case of certain hardship situations or permanent disability.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE OF CONTROL

This section describes the payments that may be made to Named Executive Officers upon separation pursuant to individual agreements, based on certain assumptions or the circumstances described below. We do not have a separate plan offering separation payments other than the payments offered under these individual agreements, as described in more detail below. For more information on amounts payable to our Named Executive Officers under our non-qualified deferred compensation plan upon termination and other elected payout events pursuant to that plan, see the “Non-qualified Deferred Compensation” table and accompanying narrative above.

Severance Protection Agreements – Messrs. Black and Grinberg

On March 9, 2009, the Compensation Committee approved severance protection agreements for Messrs. Black and Grinberg, and the agreements were signed on March 12, 2009. The terms and conditions of the severance protection agreements for Messrs. Black and Grinberg are substantially the same, except as otherwise described below. Mr. Lund does not have a severance protection agreement.

Basic Assumptions.

The tables presented in this section were prepared assuming each event triggering a payment or other benefit occurred on December 31, 2010 using the base salaries in effect and the share price of our common stock as of that day (both as required by the SEC). Amounts for accrued but unpaid wages, accrued but unused paid-time off and reimbursable expenses payable upon separation are not reported in the “Salary” column because those are generally amounts that the employee is legally entitled to or amounts that all employees would be entitled to upon similar termination or resignation.

We note that because a change of control did not occur on December 31, 2010, and the executives were not terminated on that date, these tables are merely estimates intended to give the reader a general idea of possible payments upon a termination or change of control. There can be no assurance that a change of control would produce similar results to those described below if it were to occur in the future.

Payments upon a Termination “Without Cause” or for “Good Reason.”

Pursuant to the terms of the March 12, 2009 severance protection agreements, if the employment of Messrs. Black or Grinberg is terminated without Cause (as defined below) or the executive resigns for Good Reason (as defined below) at any time during the term of the agreement, upon execution and delivery of a release and waiver of claims, the executive is entitled to continuation of his then-current salary, less applicable taxes and withholdings, for the following periods immediately following the executive’s date of termination: (i) 24 months in the case of Mr. Black, and (ii) 12 months in the case of Mr. Grinberg. The executive would receive these payments in accordance with our regular payroll schedule. In addition, if the executive is terminated without Cause or resigns for Good Reason, he will receive bonus payments in the following amounts: (i) for Mr. Black, two times the average of his last three annual bonus payments on the earlier of when bonuses are paid to other employees for the year of his termination or 75 days following the end of such year, plus an additional amount paid at such time equal to the prorated portion of his target bonus for the year of termination up to the date of termination, and (ii) for Mr. Grinberg, his target annual bonus for the year of his termination on the earlier of when bonuses are paid to other employees or 75 days following the end of such year, plus an additional amount paid at such time equal to the prorated portion of his target bonus for the year of termination up to the date of termination. If no target bonus has been set for the year in which termination occurs, (i) Mr. Black will receive a prorated portion of the average of his last three annual bonus payments, and (ii) Mr. Grinberg will receive an amount equal to the average of his last three annual bonus payments plus a prorated portion of such average bonus. The terms of the agreement include a provision to pay COBRA continuation premiums for group health benefits or other individual health insurance premiums (to the extent the maximum COBRA period has been exceeded in the case of Mr. Black) for up to (i) 24 months for Mr. Black and (ii) 12 months for Mr. Grinberg, subject to the executive not obtaining substantially comparable heath benefits from a subsequent employer. The total amount of payments that would be owed to Messrs. Black and Grinberg assuming a termination without Cause or resignation for Good Reason on December 31, 2010 are provided in the table below.

Restricted Stock Award Acceleration.

The restricted stock award granted to Mr. Lund on June 15, 2010 in the amount of 70,000 shares vests as follows: 23,000 shares vested on February 20, 2011, 17,000 shares will vest on February 20, 2012, 15,000 shares will vest on February 20, 2013 and 15,000 shares will vest on February 20, 2014. In the event that Mr. Lund’s continuous service to the Company is terminated due to his death or disability, or by the Company without cause, the award will immediately vest in full. In addition, the Compensation Committee may in its sole discretion accelerate vesting at any time (in whole or in part) provided that such vesting does not cause the Company to lose a tax deduction under Section 162(m) of the Code.

Adjustments to Payments and Timing of Payments.

The timing of any payments to Messrs. Black and Grinberg under their individual severance protection agreements are subject to the applicable requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the related Treasury Regulations, and may be delayed as necessary to comply therewith. In addition, all severance payments and benefits payable under the agreements are subject to reduction to the extent necessary to avoid penalties assessed under Section 280G and Section 4999 of the Code.

Restrictive Covenants. As a condition to receiving the payments under their respective individual severance protection agreements, Messrs. Black and Grinberg must agree to a broad release and waiver of claims. The agreements also provide certain notice and related requirements that must be met. In addition, each executive is subject to the following obligations while he is receiving payments and other benefits under the agreement:

•	non-disparagement of Encore;

•	non-solicitation of our employees for one year following termination; and

•	continued cooperation with all outstanding legal and administrative matters or issues.

Definitions. The term “Cause” is defined in the severance protection agreements as any one of the following reasons:

•	failure to adhere to any legal written policy applicable to all our employees;

•	repeated and consistent failure to substantially perform job duties;

•

actual or attempted appropriation of material business opportunity of Encore, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Encore;

•	actual or attempted misappropriation of our funds or property;

•	conviction of or guilty or no-contest plea to a felony or an equivalent crime, a crime of moral turpitude or a crime involving possible imprisonment;

•	conduct materially injurious to our reputation or business; or

•	willful misconduct.

The term “Good Reason” is defined as any one of the following reasons:

•	material reduction in the executive’s base or target bonus compensation;

•	material reduction in the authority, duties or responsibilities of either the executive or the person to whom the executive reports;

•	material reduction in the budget over which the executive retains authority; or

•	material change in the location at which the executive provides services for Encore, of more than 35 miles from the executive’s present office location or primary residence, without consent.

The term “Change in Control” is defined in the 2005 Plan as any one of the following:

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any sale, lease, exchange, or other transfer (in one transaction or series of related transactions) of all or substantially all the Company’s assets to any person (as defined in Section 3(a)(9) of the Exchange Act) or group of related persons (as such term is defined under Section 13(d) of the Exchange Act, “Group”);

•	the Company’s stockholders approve and complete any plan or proposal for the liquidation or dissolution of the Company;

•

any person or Group (other than Red Mountain Capital Partners LLC, JCF FPK I LP or any affiliate thereof) becomes the beneficial owner, directly or indirectly, of shares representing more than 50.1% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company and such person or Group has the power and authority to vote such shares; or

•

the completion of a merger, reorganization, consolidation or other corporate transaction involving the Company in which holders of the Company’s Stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation or other entity resulting from the transaction.

The following table summarizes the amounts we estimate would be payable to Messrs. Lund, Black and Grinberg upon a termination without Cause or resignation for Good Reason as outlined in their individual severance protection agreements and described above, assuming the triggering event occurred on December 31, 2010. For Mr. Lund, it includes a restricted stock award (“RSA”) granted on June 15, 2010 which vests in full upon termination by the Company without cause:

Name	Severance Salary Payments (1)	Severance Bonus Payments (2)	COBRA or Individual Insurance Premiums (3)	Fair Market Value of Unvested Equity Awards with Accelerated Vesting (4)	Total
George Lund	—	—	—	$1,641,500	$1,641,500
J. Brandon Black	$853,376	$1,526,199	$39,985	—	$2,419,560
Paul Grinberg	$300,000	$600,000	$8,795	—	$908,795

(1)	Amounts in this column represent amounts owed in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies.
(2)	Severance bonus includes (i) a portion of Messrs. Black’s and Grinberg’s target bonus for the year of termination pro-rated to the date of termination, plus (ii) the following amount: (a) for Mr. Black, an additional amount calculated using the average of his bonuses earned in 2008, 2009 and 2010, multiplied by 200%, and (b) for Mr. Grinberg, 200% of his target annual bonus for the fiscal year ended December 31, 2010, representing his target annual bonus for fiscal year 2011, plus an additional amount equal to 100% of his target bonus for the year prorated through the date of termination.
(3)	Amounts payable for COBRA or individual insurance premiums are based on each executive’s insurance coverage held as of December 31, 2010 and the cost of premiums at that date.
(4)	For Mr. Lund, vesting would accelerate 100% of the 70,000 shares subject to his restricted stock award granted on June 15, 2010.

Change of Control, Death or Disability

Each of the stock options, RSAs and RSUs granted to our Named Executive Officers shown in the “2010 Outstanding Equity Awards at Fiscal Year End” table provides for accelerated vesting of unvested shares under the option, RSA or RSU upon death or disability or the occurrence of a reorganization event or change of control, as defined in the option, RSA and RSU agreements and our 2005 Plan.

The following table summarizes the fair market value of unvested equity awards held by our Named Executive Officers which would accelerate in the event of a change of control, or upon death or disability, assuming a triggering event occurred on December 31, 2010.

Name	Number of Unvested Stock Options	Number of Unvested Time- Based RSAs	Number of Unvested Time- Based RSUs	Number of Unvested Performance-Based RSUs	Total Fair Market Value of Unvested Equity Awards with Accelerated Vesting (1)
George Lund	520,000	70,000	0	0	$7,401,500
J. Brandon Black	96,666		48,333	42,450	$3,365,814
Paul Grinberg	82,666		92,333	23,500	$3,875,537

(1)	Fair market value is based on the closing price of $23.45 per share for our common stock on December 31, 2010.

COMPENSATION OF DIRECTORS

Compensation Arrangements with Directors

The Board has established the following compensation arrangements for each of our non-employee directors, whether or not affiliated with our significant stockholders:

•	an annual retainer of $50,000 for service on the Board and attendance at meetings of the Board or any committees of the Board;

•	an additional annual retainer of $10,000 payable to the Chairman of the Audit Committee, and $5,000 payable to all other directors serving on the Audit Committee; and

•	an additional annual retainer of $5,000 payable to the Chairman of the Compensation Committee.

Non-employee directors may elect to receive any retainer in the form of cash, shares of our common stock, RSUs, deferred issuance RSUs, or any combination thereof, provided that any deferral arrangement is subject to applicable legal and regulatory requirements. Non-employee directors who serve on our Board as representatives of certain funds are allowed to assign the cash portion of their fees to the fund they represent and may hold their equity awards under nominee arrangements. All directors are reimbursed for their out-of-pocket expenses incurred in attending Board or committee meetings.

The following table sets forth the compensation earned by directors that are not also Named Executive Officers for service on our Board during the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2) (3)	Option Awards (4)	Total
Timothy J. Hanford	$55,000	—	—	$55,000
Richard A. Mandell	$55,000	—	—	$55,000
Willem Mesdag	$50,000	—	—	$50,000
John J. Oros	$50,000	—	—	$50,000
J. Christopher Teets	$52,500	—	—	$52,500
H Ronald Weissman	$60,000	—	—	$60,000
Warren Wilcox	$55,000	—	—	$55,000

(1)	Amounts reported in this column include amounts earned for service on the Board and various committees during 2010. In lieu of receiving the cash fees shown in the table, the following directors elected to receive the indicated number of fully-vested RSUs: Mr. Hanford, 2,916; Mr. Mesdag, 2,651; Mr. Oros, 2,651; Mr. Teets, 2,774; and Mr. Weissman, 1,590. The receipt of the shares underlying the RSUs were deferred at the election of each director except Mr. Weissman.

(2)	The grant date fair value of RSUs elected by certain directors in lieu of receiving cash fees shown in the table, computed in accordance with authoritative accounting guidance, was: for Mr. Hanford, $54,982; for Mr. Mesdag, $49,986; for Mr. Oros, $49,986; for Mr. Teets, $52,482; and for Mr. Weissman, $29,980. The foregoing grant date fair value does not correspond to the actual value that may be recognized by the directors, which may be higher or lower based on a number of factors, including Encore’s performance, stock price fluctuations and applicable vesting. For information on the assumptions used in calculating the amounts reported, see Note 9 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.
(3)	The aggregate number of shares underlying outstanding RSUs at December 31, 2010 was: for Mr. Hanford, 22,164; for Mr. Mesdag, 20,776; for Mr. Oros, 20,776; for Mr. Teets, 20,899; for Mr. Weissman, 3,000; and Mr. Wilcox, 13,417. In recognition that they serve on our Board as representatives of certain funds, Messrs. Hanford, Mesdag, Oros and Teets may hold their equity awards and the underlying shares as nominees for the funds they represent, as further described under “Security Ownership of Principal Stockholders and Management.”
(4)	No options were granted to non-employee directors in 2010. Mr. Mandell held outstanding options to purchase an aggregate of 90,000 shares at December 31, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy and Procedures

In 2007, the Audit Committee of our Board adopted a written policy and related procedures concerning “related person transactions.” Under our written policy, the Audit Committee continues to be responsible for the regular review and approval or disapproval of “related person transactions” between Encore or a subsidiary and certain “related persons.” The policy tracks the SEC rules with respect to defining who and which transactions are covered by the policy. A “related person” is a director, officer, nominee for director, or 5% stockholder of Encore since the beginning of the last fiscal year and their immediate family members. Transactions covered by the policy are those in which Encore or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. In addition, the Audit Committee has determined that transactions with related persons, to the extent such transactions are not deemed material enough by the SEC to be disclosed or are already disclosed in some manner, are not deemed by the Audit Committee to be “related person transactions” under our policy.

Related Person Transactions

We have entered into indemnification agreements with each of our officers and directors pursuant to which we agreed to indemnify each officer and director to the fullest extent authorized by law against certain expenses and losses arising out of claims related to the service by such person as an officer or member of our Board or in certain other capacities.

Pursuant to indemnification agreements with our current and former executive officers and directors and underwriting agreements and registration rights agreements that also provide certain rights to indemnification, we have advanced the legal fees incurred on behalf of Mr. Black and Messrs. Barry R. Barkley, Carl C. Gregory, III, Alexander Lemond and Eric D. Kogan, former directors of Encore, in the defense of litigation involving one of our former officers, as described in Note 12 of the consolidated financial statements in Encore’s Annual Report on Form 10-K for the year ended December 31, 2010. Pursuant to the underwriting agreements and registration rights agreements mentioned above, we also have advanced the legal fees incurred on behalf of Triarc Companies, Inc. (“Triarc”) and an executive officer of Triarc in defense of this and related litigation. Triarc was, at that time, one of our significant stockholders and an affiliate of Peter W. May and Nelson Peltz, former directors of Encore. During 2010, we advanced approximately $192,692 in such legal fees and costs incurred, including Encore’s costs of defense.

In March 2011, JCF FPK I LP (“JCF”), Red Mountain Capital Partners II, L.P. (“RM II”) and Red Mountain Capital Partners III, L.P. (together with RM II, “Red Mountain”) sold 2,822,944 shares (the “Offering”) of common stock in an underwritten public offering at a price to the public of $26.00 per share. JCF and Red Mountain sold 1,765,717 and 1,057,227 aggregate shares, including shares sold pursuant to the over-allotment option, respectively. The Company did not receive any proceeds from the sale of the shares by JCF and Red Mountain. In addition to paying the Company’s expenses associated with the Offering, the Company reimbursed JCF and Red Mountain for their legal expenses in the amount of approximately $107,000 pursuant to the Amended and Restated Registration Rights Agreement dated as of October 31, 2000.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 15, 2011 by: (i) each director and director nominee; (ii) each Named Executive Officer; (iii) each person who is known by us to be the beneficial owner of more than five percent (5%) of our outstanding common stock; and (iv) all directors and executive officers as a group. Calculations of beneficial ownership are based on 24,178,419 shares of our common stock outstanding on April 15, 2011. Except as otherwise indicated, we believe each person has sole voting and investment power, subject to community property laws.

Name and Address of Beneficial Owner (1)	No. of Shares Beneficially Owned (2)	Percent of Class (2)
Alydar Capital, LLC (3) 222 Berkeley Street, 17th Floor Boston, MA 02116	1,260,000	5.2%

JCF FPK I LP (4) (8) 717 Fifth Avenue, 26th Floor New York, New York 10022	3,971,315	16.4%

Red Mountain Capital Partners LLC (5) (8) 10100 Santa Monica Blvd., Suite 925 Los Angeles, California 90067	2,399,661	9.9%

J. Brandon Black (6)	689,061	2.8%

Paul Grinberg (6) (7)	196,899	*

Timothy J. Hanford (4) (7)	3,994,529	16.5%

George Lund (6)	529,012	2.2%

Richard A. Mandell (6)	92,500	*

Willem Mesdag (5) (7)	2,399,661	9.9%

John J. Oros (4) (7)	21,826	*

J. Christopher Teets (5) (7)	22,159	*

H Ronald Weissman	7,437	*

Warren Wilcox (7)	19,548	*

Current directors and executive officers as a group (10 persons) (6) (7)	9,232,632	31.5%

*	Less than one percent.
(1)	The address for all directors and executive officers of Encore Capital Group, Inc. is c/o Encore Capital Group, Inc., 8875 Aero Drive, Suite 200, San Diego, California 92123.
(2)	The numbers and percentages shown include the shares of common stock owned as of April 15, 2011, as well as the shares of our common stock that the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of April 15, 2011, upon the exercise of options or the settlement of RSUs including vested, deferred issuance RSUs are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.

(3)	Information with respect to Alydar Capital, LLC “(Alydar Capital”) is based solely on a Schedule 13G and Amendment No. 1 thereto filed with the SEC on December 20, 2010 and February 14, 2011, respectively, by John A. Murphy, Alydar Capital, Alydar Partners, LLC (“Alydar Partners”), Alysheba Fund, L.P. (“Alysheba Fund”), Alysheba QP Fund, L.P. (“Alysheba QP”) and Alysheba Fund Limited (“Alysheba Limited”). Alysheba Fund, Alysheba QP and Alysheba Limited have sole voting and sole dispositive power with respect to 9,626 shares, 269,948 shares and 980,426 shares, respectively. Alydar Capital has shared voting and dispositive power with respect to 279,574 of these shares and Mr. Murphy and Alydar Partners share voting and dispositive power with respect to 1,260,000 shares. Mr. Murphy is managing member of Alydar Capital and Alydar Partners. Alydar Capital is the general partner of Alysheba Fund and Alysheba QP. Alydar Partners is the investment manager of Alysheba Fund, Alysheba QP and Alysheba Limited. Mr. Murphy disclaims beneficial ownership of these securities.
(4)	Information with respect to JCF FPK I LP (“JCF FPK”) is based in part on a Schedule 13D and Amendment Nos. 1, 2 and 3 thereto filed with the SEC on April 23, May 14, May 18 and October 22, 2007, respectively, by JCF FPK, JCF Associates II-A LP (“JCF Associates”), JCF Associates II-A LLC (“JCF LLC”) and J. Christopher Flowers (the “Original Reporting Persons”) and Amendment No. 4 filed with the SEC on March 8, 2011 by the Original Reporting Persons and JCF Associates II L.P. (“JCF II L.P.”) and JCF Associates II Ltd. (“JCF II Ltd.”) (together with the Original Reporting Persons, the “Reporting Persons”) (the “JCF Schedule 13D”) and a Form 4 filed by the Reporting Persons on March 15, 2011. JCF Associates is the sole general partner of JCF FPK and has control over its affairs and investment decisions, including the power to vote or dispose of the shares held by JCF FPK. JCF LLC is the sole general partner of JCF Associates and has sole control over its affairs and investment decisions, including, indirectly, the power to vote or dispose of the shares held by JCF FPK. JCF II L.P. is the sole member of JCF LLC and has sole control over its affairs and investment decisions, including, indirectly the power to vote or dispose of the shares held by JCF FPK. JCF II Ltd. is the general partner of JCF II L.P. and has sole control over its affairs and investment decisions, including, indirectly, the power to vote or dispose of the shares held by JCF FPK. Mr. Flowers is the sole director of JCF II Ltd. and thus may be deemed to control JCF II Ltd. and each entity directly or indirectly controlled by JCF II Ltd., including JCF FPK. Each of the Reporting Persons may be deemed to have the shared power to vote or to direct to vote the shares. Each of the Reporting Persons disclaims beneficial ownership of the shares. Mr. Hanford is a managing director of J.C. Flowers & Co. UK Ltd., an affiliate of investment advisor J.C. Flowers & Co. LLC, and through his pecuniary interest in a limited partner of JCF FPK, Mr. Hanford may be deemed to be the beneficial owner of these shares. Mr. Hanford disclaims beneficial ownership of these shares in excess of his pecuniary interest therein. Mr. Oros is a managing director of J.C. Flowers & Co. LLC, investment advisor to JCF Associates, and is not a beneficial owner of these shares. Messrs. Hanford and Oros were elected as directors of Encore on May 11, 2007.
(5)

Information with respect to Red Mountain Capital Partners LLC (“RMCP LLC”) is based in part on a Schedule 13D and Amendment Nos. 1, 2, 3 and 4 thereto filed with the SEC on April 16, 2007, April 23, 2007, May 18, 2007, October 22, 2007 and March 8, 2011, respectively, by RMCP LLC, Red Mountain Capital Partners II, LP (“RMCP II”), Red Mountain Capital Partners III, LP (“RMCP III”), RMCP GP LLC (“RMCP GP”), Red Mountain Capital Management, Inc. (“RMCM”) and Willem Mesdag (the “Red Mountain Schedule 13D”) and a Form 4 filed with the SEC on March 15, 2011, jointly by RMCP II, RMCP III, RMCP GP, RMCP LLC, RMCM and Mr. Mesdag. RMCP II and RMCP III each has sole voting and investment power with respect to a portion of the shares. RMCP GP is the general partner of each of RMCP II and RMCP III and thus may be deemed to control each of RMCP II and RMCP III. RMCP LLC is the managing member of RMCP GP and thus may be deemed to control RMCP GP and each entity directly or indirectly controlled by RMCP GP. RMCM is the managing member of RMCP LLC and thus may be deemed to control RMCP LLC and each entity directly or indirectly controlled by RMCP LLC. Mr. Mesdag is the president, sole executive officer, sole director and sole shareholder of RMCM and thus may be deemed to control RMCM and each entity directly or indirectly controlled by RMCM. Because each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to control RMCP II and RMCP III, each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to beneficially own, and to have the power to vote or direct the vote, or dispose or direct the disposition of, all of the these shares. Each of

RMCM LLC, RMCP II, RMCP III, RMCP GP, RMCM and Mr. Mesdag disclaim beneficial ownership of these shares except to the extent of its or his pecuniary interest therein. In addition, RMCP II disclaims ownership of any securities held directly by RMCP III, and RMCP III disclaims beneficial ownership of any securities held directly by RMCP II. Mr. Teets is a partner of RMCP LLC and does not control any of these entities. Messrs. Mesdag and Teets were elected as directors of Encore on May 11, 2007. Includes 21,826 fully vested deferred issuance RSUs which were issued to Mr. Mesdag as director compensation for Board service.

(6)	Includes the following number of shares of common stock that may be issued upon the exercise of options that are exercisable within 60 days of April 15, 2011: for Mr. Black, 633,142 shares; for Mr. Grinberg, 88,333 shares; for Mr. Lund, 200,000; for Mr. Mandell, 90,000 shares; and for all directors and executive officers as a group, 1,011,475 shares.
(7)	Includes the following number of fully vested deferred issuance RSUs: for Mr. Hanford, 23,214; for Mr. Mesdag, 21,826; for Mr. Oros, 21,826; for Mr. Teets, 22,159; for Mr. Wilcox, 13,417; and for Mr. Grinberg: 65,000; and for all directors and executive officers as a group, 174,879 shares. For Messrs. Hanford, Mesdag, Oros, Teets and Wilcox, these RSUs were issued as director compensation for Board service. In recognition that they serve on our Board as representatives of certain funds, we understand that Messrs. Hanford, Mesdag, Oros and Teets may hold their equity awards and the underlying shares as nominees for the funds they represent.
(8)	According to Amendment No. 3 to the JCF FPK Schedule 13D and Amendment No. 3 to the Red Mountain Schedule 13D, JCF FPK, RMCP II and RMCP III (collectively, the “Shareholders”) entered into a Shareholders’ Agreement, dated as of October 19, 2007 (the “Shareholders’ Agreement”), pursuant to which the Shareholders agreed, among other things, to (i) vote in favor of each Shareholder’s proposed removal or replacement of a related director, (ii) vote together with respect to certain actions submitted to a vote of the shareholders of Encore, (iii) refrain from transferring common stock (other than to an affiliate) without the consent of each of the other Shareholders, (iv) refrain from acquiring additional common stock unless certain conditions are met and (v) refrain from proposing or initiating a business combination transaction involving Encore without the consent of each of the other Shareholders. As a result of the Shareholders’ Agreement and the letter between JCF FPK and Red Mountain Capital Partners LLC, dated as of April 20, 2007 and disclosed in Amendment No. 1 to the Red Mountain and JCF FPK Schedules 13D, JCF FPK and Red Mountain may be deemed to be a group within the meaning of Section 13(d)(3) of the Exchange Act, and deemed to be the beneficial owner of all of the shares of common stock owned by each of them. JCF FPK and Red Mountain disclaim beneficial ownership of any shares of common stock held by the other.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our existing equity compensation plans (including individual compensation arrangements) as of December 31, 2010.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,154,039	(1)	$10.74	(2)	1,233,037
Equity compensation plans not approved by security holders	0		0		0

Total	3,154,039	(1)	$10.74	(2)	1,233,037

(1)	Includes 786,977 outstanding RSUs as of December 31, 2010.
(2)	Represents the per share weighted-average exercise price of outstanding stock options and does not take into account unvested RSUs, which have no exercise price. The per share weighted-average grant date fair value of the outstanding RSUs at December 31, 2010 was $12.47.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us during the year ended December 31, 2010 or written representations by the reporting persons, we believe that with respect to the fiscal year ended December 31, 2010 all of the reporting persons complied with all applicable filing requirements.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)

Proposal

We have selected BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011, and we are submitting our selection of BDO USA, LLP for ratification by stockholders at the annual meeting. BDO USA, LLP began auditing our consolidated financial statements with the fiscal year ended December 31, 2001.

Stockholder ratification of the selection of BDO USA, LLP as our independent registered public accounting firm is not required. If our stockholders fail to ratify the election, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such an appointment would be in our best interests and that of our stockholders.

Required Vote

Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast in person or by proxy and entitled to vote at the meeting.

The Board of Directors recommends a vote FOR the ratification of the selection of BDO USA, LLP as our independent registered public accounting firm for 2011.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We expect representatives of BDO USA, LLP to be available telephonically at the annual meeting and they will be given an opportunity to make a statement and to respond to appropriate questions regarding BDO USA, LLP’s audit of our consolidated financial statements and records for the fiscal year ended December 31, 2010.

Audit and Non-Audit Fees

The following table presents fees billed for professional audit services rendered by BDO USA, LLP as our independent registered public accounting firm for the audit of our annual financial statements for the fiscal years ended December 31, 2010 and 2009, and fees billed for other services rendered by BDO USA, LLP during those periods (in thousands):

	2010	2009
Audit Fees (1)	$502.4	$471.5
Audit-Related Fees (2)	32.0	41.3
Tax Fees (3)	—	—
All Other Fees (4)	—	—

Total	$534.4	$512.8

(1)	Audit fees include fees and related expenses for professional services rendered by our independent registered public accounting firm for the annual audit of our financial statements and of our internal control over financial reporting, the quarterly review of our financial statements, review of other documents filed with the Securities and Exchange Commission, and attendance at Audit Committee and stockholder meetings.
(2)	Audit-related fees consist of (i) fees and related expenses for assurance and related services rendered by our independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements, (ii) consultation concerning financial accounting and reporting standards, and (iii) fees associated with the audit of our 401(k) plan.
(3)	We did not engage BDO USA, LLP for tax services for fiscal years 2010 and 2009.
(4)	We did not engage BDO USA, LLP for other services for fiscal years 2010 and 2009.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee has adopted a policy requiring pre-approval of all audit, review and attest engagements and engagements for permitted non-audit services provided by the independent registered public accounting firm to Encore and any of our affiliates. The Audit Committee may pre-approve predictable and recurring services by category on an annual basis. The Audit Committee may delegate pre-approval authority to one or more of its members if the aggregate estimated fees for such services will not exceed $50,000 for any applicable fiscal year. The member to whom such authority is delegated must report any pre-approval granted to the Audit Committee at its next scheduled meeting.

In accordance with applicable SEC regulations, permitted non-audit services may be performed without pre-approval if: (1) the services were not recognized by Encore at the time of engagement to be non-audit services; (2) the aggregate amount of fees for all such services provided constitutes no more than 5% of the total amount of revenues paid by Encore to the independent registered public accounting firm during a fiscal year; (3) the services are brought promptly to the attention of the Audit Committee; and (4) the approval is given prior to the completion of the audit. The CFO is responsible for bringing to the attention of the Audit Committee any such services that were not pre-approved because they were not recognized by Encore at the time of engagement to be non-audit services. The Audit Committee pre-approved 100% of the audit-related and tax services provided by our independent registered public accounting firm for the fiscal years ended December 31, 2010 and 2009.

REPORT OF THE AUDIT COMMITTEE

In accordance with our written charter, the Audit Committee assists the Board in oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of Encore. We currently are composed of four members, each of whom has been determined by the Board to be an independent director, as independence is defined by the marketplace rules of The Nasdaq Stock Market and the rules and regulations of the SEC.

BDO USA, LLP, Encore’s independent registered public accounting firm, has unrestricted access to the Audit Committee. The Audit Committee may invite other members of the Board to attend Audit Committee meetings based upon their expertise, familiarity with Encore and its industry and other factors.

In performing our oversight function, we have reviewed Encore’s audited consolidated financial statements for the fiscal year ended December 31, 2010 and met with both management and BDO USA, LLP to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have (i) received from, and discussed with, BDO USA, LLP written disclosures regarding its independence from Encore under PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (ii) with and without management present, discussed and reviewed the results of BDO USA, LLP’s audit of: (A) Encore’s consolidated financial statements; and (B) the effectiveness of internal control over financial reporting.

Based on these reviews and discussions, and subject to the limitations on the role of the Audit Committee and the Audit Committee’s responsibility described in the Audit Committee’s written charter, the Audit Committee recommended to the Board that Encore’s audited consolidated financial statements be included in Encore’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Audit Committee:

H Ronald Weissman, Chairman

Richard A. Mandell

J. Christopher Teets

Warren Wilcox

NON-BINDING VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 3)

Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We urge you to read the Compensation Discussion and Analysis, beginning on page 14 of this proxy statement, which discusses how the Company’s executive compensation program reflects our compensation philosophy and describes the decisions made by the Compensation Committee in 2010 in detail.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2011 annual meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2010 Summary Compensation Table and the other related tables and disclosure.”

Required Vote

The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee of the Board. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The Board of Directors recommends a vote FOR, in a non-binding vote, the compensation of the Company’s named executive officers.

NON-BINDING VOTE ON THE FREQUENCY OF NON-BINDING STOCKHOLDER VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 4)

Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an advisory vote on executive compensation. By voting with respect to this Proposal No. 4, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our Board has determined that an advisory vote on executive compensation that occurs once every three years is the most appropriate alternative for the Company and therefore our Board recommends that you vote for a three-year interval for the advisory vote on executive compensation. In determining to recommend that stockholders vote for a frequency of once every three years, the Board considered how an advisory vote at this frequency will provide our stockholders with sufficient time to evaluate the effectiveness of our overall compensation philosophy, policies and practices in the context of our long-term business results for the corresponding period, while avoiding over-emphasis on short term variations in compensation and business results. An advisory vote occurring once every three years will also permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices that have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation. We will continue to engage with our stockholders regarding our executive compensation program during the period between advisory votes on executive compensation.

The Company recognizes that the stockholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our stockholders as to their preferences on the frequency of an advisory vote on executive compensation.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the Board.

Required Vote

This vote is advisory and not binding on the Company or our Board in any way. The Board and the Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

The Board of Directors recommends a non-binding vote that a non-binding stockholder vote to approve the compensation of the Company’s named executive officers should occur “EVERY 3 YEARS.”

STOCKHOLDER PROPOSALS AND NOMINATIONS

Pursuant to SEC Rule 14a-8, “Stockholder Proposals,” proposals to be considered for inclusion in our proxy materials for the 2012 annual meeting, must be received at our principal executive offices by December 30, 2011 if our 2011 annual meeting is held within 30 days of June 9, 2012. If, however, our 2012 annual meeting is more than 30 days before or after June 9, 2012, proposals for the meeting must be received by a reasonable time before we print and mail our proxy statement for that meeting. Such proposals may be included in our proxy materials if they comply with requirements as to form and substance established by the SEC.

Under our Bylaws, a stockholder who wishes to nominate directors or bring other business before the 2012 annual meeting of stockholders without including the proposal in our proxy materials for that meeting must notify us no earlier than February 16, 2012 and no later than March 18, 2012, unless, for purposes of a stockholder proposal, the date of the 2012 annual meeting of stockholders is called for a date that is not within 30 days before or after June 9, 2012 (in which event the stockholder must notify us by the tenth day following the day on which the notice of the date of the annual meeting is mailed or public disclosure of the date of the annual meeting is made, whichever first occurs). If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board for the 2012 annual meeting may exercise discretionary voting power regarding any such proposal.

Additional requirements with respect to stockholder proposals and director nominations are set forth in our Bylaws.

ADDITIONAL INFORMATION

Annual Report on Form 10-K

We are providing with this proxy statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which includes financial statements, schedules and a list of Exhibits. Any stockholder of record who wishes to receive an additional copy of the annual report or this proxy statement or any of the Exhibits may (i) call Encore at (877) 445-4581, or (ii) mail a request to: Encore Capital Group, Inc., 8875 Aero Drive, Suite 200, San Diego, CA 92123, Attention: Corporate Secretary, and we will promptly deliver the requested materials to you upon your request.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 9, 2011

Our proxy statement and Annual Report on Form 10-K are available at the following website address: http://phx.corporate-ir.net/phoenix.zhtml?c=115920&p=irol-proxy

OTHER MATTERS

As of the date of this proxy statement, the Board does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ENCORE CAPITAL GROUP, INC.

By:

J. Brandon Black

President and Chief Executive

April 28, 2011

ENCORE CAPITAL GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS, JUNE 9, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledges receipt of the notice of annual meeting of Stockholders to be held on June 9, 2011 and the proxy statement and appoints J. Brandon Black and Paul Grinberg, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Encore Capital Group, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the annual meeting of Stockholders of Encore to be held at Le Parker Meridien New York, 118 West 57th Street, New York, New York 10019, on June 9, 2011, at 8:45 a.m. Eastern time, and at any adjournment or postponement thereof, and to vote in their discretion on such other business as may properly come before the annual meeting and any postponement or adjournment thereof.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

ANNUAL MEETING OF STOCKHOLDERS

ENCORE CAPITAL GROUP, INC.

June 9, 2011

PROXY VOTING INSTRUCTIONS

INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE – Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call, and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.

IN PERSON – You may vote your shares in person by attending the annual meeting.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on June 9, 2011:

The Proxy Statement and the Annual Report on Form 10-K are available at

http://phx.corporate-ir.net/phoenix.zhtml?c=115920&p=irol-proxy

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2, “FOR” (IN A NON-BINDING VOTE) PROPOSAL 3, AND “EVERY THREE YEARS” (IN A NON-BINDING VOTE) FOR PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:    ☒

1.	ELECTION OF DIRECTORS:

FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below) ☐	Nominees: ¡ J. BRANDON BLACK ¡ GEORGE LUND ¡ RICHARD A. MANDELL ¡ WILLEM MESDAG ¡ JOHN J. OROS ¡ J. CHRISTOPHER TEETS ¡ H RONALD WEISSMAN ¡ WARREN WILCOX

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

2.	RATIFICATION OF SELECTION OF BDO USA, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2011.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	NON-BINDING VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4.	NON-BINDING VOTE ON FREQUENCY OF NON-BINDING STOCKHOLDER VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

EVERY YEAR	EVERY 2 YEARS	EVERY 3 YEARS	ABSTAIN
☐	☐	☐	☐

5.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted FOR the election of the above-listed nominees, FOR Proposal 2, FOR (in a non-binding vote) Proposal 3 and EVERY 3 YEARS (in a non-binding vote) for Proposal 4. This proxy also confers discretionary authority to vote on such other matters as may come before the annual meeting. The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at such meeting or at any adjournment or postponement thereof.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.    ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.    ☐

Date:                         Signature of Stockholder:                                               Date:                          Signature of Stockholder:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.